Exhibit 10.21

===============================================================================

                            STOCK PURCHASE AGREEMENT



                                      AMONG



                               PACTIV CORPORATION
                         and certain of its Affiliates,
                                   as Sellers,



                                       AND



                           PFP HOLDING II CORPORATION,
                                  as Purchaser



                  Sale of Global Protective Packaging Business
                    and European Flexible Packaging Business



                            Dated as of June 23, 2005

===============================================================================


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                                TABLE OF CONTENTS

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ARTICLE I             SALE AND PURCHASE OF SHARES................................................................1

         1.1      Sale and Purchase of Shares....................................................................1
         1.2      Purchaser Designees............................................................................1

ARTICLE II            PURCHASE PRICE AND PAYMENT.................................................................2

         2.1      Initial Purchase Price.........................................................................2
         2.2      Final Purchase Price and Working Capital Adjustment............................................2
         2.3      Preparation of the Working Capital Statements..................................................2
         2.4      Payment of Initial Purchase Price and Working Capital Adjustment...............................3
         2.5      Allocation of Final Purchase Price.............................................................4
         2.6      Treatment of Cash and Indebtedness.............................................................4

ARTICLE III           CLOSING....................................................................................4

         3.1      Closing Date...................................................................................4

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF SELLERS..................................................5

         4.1      Organization and Good Standing.................................................................5
         4.2      Authorization of Agreement.....................................................................5
         4.3      Capitalization.................................................................................5
         4.4      Subsidiaries...................................................................................6
         4.5      Corporate Records..............................................................................6
         4.6      Conflicts; Consents of Third Parties...........................................................6
         4.7      Ownership and Transfer of Shares...............................................................7
         4.8      Financial Statements...........................................................................7
         4.9      No Undisclosed Material Liabilities............................................................7
         4.10     Absence of Certain Developments................................................................7
         4.11     Certain Tax Matters............................................................................9
         4.12     Real Property.................................................................................10
         4.13     Tangible Personal Property....................................................................11
         4.14     Technology and Intellectual Property..........................................................11
         4.15     Material Contracts............................................................................13
         4.16     Employee Benefits.............................................................................14
         4.17     Labor.........................................................................................17
         4.18     Litigation....................................................................................18
         4.19     Compliance with Laws; Permits.................................................................18
         4.20     Environmental Matters.........................................................................19
         4.21     Financial Advisors............................................................................19
         4.22     INTENTIONALLY DELETED.........................................................................19
         4.23     Sufficiency of Assets.........................................................................20
         4.24     Accounts Receivable...........................................................................20
         4.25     Inventory.....................................................................................20
         4.26     Questionable Payments.........................................................................20
         4.27     Insurance.....................................................................................20
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                                TABLE OF CONTENTS
                                  (continued)
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         4.28     Suppliers.....................................................................................20
         4.29     No Other Representations or Warranties........................................................21

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................21

         5.1      Organization and Good Standing................................................................21
         5.2      Authorization of Agreement....................................................................21
         5.3      Conflicts; Consents of Third Parties..........................................................22
         5.4      Litigation....................................................................................22
         5.5      Investment Intention..........................................................................22
         5.6      Financial Advisors............................................................................22
         5.7      Sufficiency of Funds..........................................................................23
         5.8      Condition of the Companies....................................................................23
         5.9      No Knowledge of Breach........................................................................23

ARTICLE VI            COVENANTS.................................................................................23

         6.1      Access to Management..........................................................................23
         6.2      Conduct of Business Pending the Closing.......................................................24
         6.3      Employee Matters..............................................................................26
         6.4      Preservation of Records; Cooperation..........................................................30
         6.5      Publicity.....................................................................................31
         6.6      Intercompany Agreements.......................................................................31
         6.7      Use of Name...................................................................................31
         6.8      Insurance.....................................................................................32
         6.9      Cooperation...................................................................................33
         6.10      Governmental Filings and Approvals...........................................................34
         6.11     Contacts with Suppliers, Employees and Customers..............................................35
         6.12     Third Party Consents..........................................................................35
         6.13     Ancillary Agreements..........................................................................35
         6.14     Certain Employment Matters....................................................................36
         6.15     Waiver of Right of First Refusal..............................................................36
         6.16     Updated Disclosure Schedules..................................................................36
         6.17     Resin Purchasing..............................................................................36
         6.18     Defined Benefit Plan..........................................................................36
         6.19     Meyzieu Facility..............................................................................36

ARTICLE VII           CONDITIONS TO CLOSING.....................................................................37

         7.1      Conditions Precedent to Obligations of Purchaser..............................................37
         7.2      Conditions Precedent to Obligations of Sellers................................................38
         7.3      Conditions to Each Party's Obligations........................................................39

ARTICLE VIII          DOCUMENTS TO BE DELIVERED.................................................................39

         8.1      Documents to Be Delivered by Sellers..........................................................39
         8.2      Documents to Be Delivered by Purchaser........................................................41
         8.3      Share Transfer Requirements...................................................................41

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                                TABLE OF CONTENTS
                                  (continued)
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ARTICLE IX            INDEMNIFICATION...........................................................................41

         9.1      General Indemnification.......................................................................41
         9.2      Limitations on Indemnification for Breaches of Representations and Warranties.................42
         9.3      Survival of Representations and Warranties and Covenants......................................43
         9.4      General Indemnification Procedures............................................................43
         9.5      Tax Matters...................................................................................45
         9.6      Remedial Actions..............................................................................50
         9.7      Exclusive Remedies............................................................................52
         9.8      Adjustments for Insurance and Taxes...........................................................52
         9.9      Treatment of Indemnity Payments...............................................................53
         9.10     Duty to Mitigate..............................................................................53

ARTICLE X             TERMINATION...............................................................................53

         10.1     Termination of Agreement......................................................................53
         10.2     Procedure Upon Termination....................................................................53
         10.3     Effect of Termination.........................................................................53

ARTICLE XI            MISCELLANEOUS.............................................................................54

         11.1     Certain Definitions...........................................................................54
         11.2     Other Terms...................................................................................62
         11.3     Interpretation; Absence of Presumption........................................................62
         11.4     Expenses......................................................................................62
         11.5     Further Assurances............................................................................62
         11.6     Governing Law.................................................................................63
         11.7     Submission to Jurisdiction; Consent to Service of Process.....................................63
         11.8     Entire Agreement; Amendments and Waivers......................................................63
         11.9     Incorporation of Exhibits and Schedules.......................................................64
         11.10    Table of Contents and Headings................................................................64
         11.11    Notices.......................................................................................64
         11.12    Severability..................................................................................65
         11.13    Binding Effect; No Third Party Beneficiaries; Assignment......................................65
         11.14    Counterparts..................................................................................65
         11.15    This Agreement and English Language to Prevail................................................66
         11.16    Guarantee.....................................................................................66
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                                     -iii-
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                         TABLE OF SCHEDULES AND ANNEXES

                                    Schedules

Schedule                 Title
--------                 -----
Schedule 2.3             Baseline Working Capital
Schedule 2.5             Allocation of Purchase Price
Schedule 2.6             Transferred Accounts
Schedule 4.6(a)          Conflicts
Schedule 4.6(b)          Sellers' Consents
Schedule 4.8             Financial Statements
Schedule 4.9             No Undisclosed Liabilities
Schedule 4.10            Certain Developments
Schedule 4.11            Certain Tax Matters
Schedule 4.12(a)         Company Properties
Schedule 4.12(b)         Owned Property Liens
Schedule 4.13            Tangible Personal Property Liens
Schedule 4.14(a)         Patents, Trademarks, Service Marks, Copyrights, etc.
Schedule 4.14(b)         Software
Schedule 4.14(c)         Licenses and Corporate Licenses
Schedule 4.14(d)         Exceptions to Intellectual Property Representations
Schedule 4.15(a)         Material Contracts
Schedule 4.15(b)         Material Contracts Exceptions
Schedule 4.16(a)         Company Plans
Schedule 4.16(c)         Certain Employee Benefit Matters
Schedule 4.16(e)         Non-US Plan Exceptions
Schedule 4.16(f)         Additional Liabilities
Schedule 4.16(h)         Continuing Obligations
Schedule 4.17            Labor
Schedule 4.18            Litigation
Schedule 4.19            Compliance with Laws; Permits
Schedule 4.20            Environmental Matters
Schedule 4.21            Sellers' Financial Advisors
Schedule 4.23            Sufficiency of Assets
Schedule 4.28            Suppliers
Schedule 5.3(b)          Purchaser Consents
Schedule 5.6             Purchaser's Financial Advisors
Schedule 5.7             Financing Commitments
Schedule 6.2             Conduct of Business Pending the Closing
Schedule 6.3(b)          Transferred Employees
Schedule 6.3(c)(ii)      Employment-Related Agreements
Schedule 6.6             Intercompany Agreements
Schedule 6.8             Company Insurance Policies
Schedule 6.10            Government Approvals
Schedule 8.3             Share Transfer Requirements
Schedule 11.1(a)         Environmental Reports
Schedule 11.1(b)         Knowledge of Purchaser
Schedule 11.1(c)         Knowledge of Sellers

                                     Annexes
                                     -------
Annex A             Companies and Ownership of Shares
Annex B             Terms of Trademark License Agreement
Annex C             Terms of Transition Services Agreement
Annex D             Terms of Lake Forest Lease
Annex E             Terms of UK Food Service Supply Agreement
Annex F             Terms of Shared I/P License Agreement
Annex G             Terms of Non-Competition Agreement

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT dated as of June 23, 2005 (this "Agreement"), among Pactiv Corporation, a Delaware corporation ("Pactiv"), J&W Baldwin (Holdings) Ltd., a private limited company organized and existing under the laws of England and Wales ("Baldwin"), Pactiv International Holdings, Inc., a Delaware corporation ("International"), Pactiv Europe B.V., a private limited liability company organized and existing under the laws of The Netherlands, ("Pactiv Europe"), 798795 Ontario Limited, a corporation organized and existing under the laws of Ontario ("Ontario"), Pactiv Deutschland Holdings GmbH, a German private company ("Pactiv Deutschland"), Pactiv German Holdings, Inc., a Delaware corporation ("PGH"), Kobusch Folien Verwaltungs GmbH, a German private limited liability company ("Kobusch Folien") Pactiv Mexico S de RL de CV; a Mexico limited liability company ("Pactiv Mexico"; Pactiv, Baldwin, International, Pactiv Europe, Ontario, Pactiv Deutschland, PGH, Kobusch Folien, and Pactiv Mexico are sometimes referred to individually herein as a "Seller" and collectively as the "Sellers"), and PFP Holding II Corporation, a Delaware Corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Sellers own directly or indirectly all of the issued and outstanding shares of capital stock or other equity interests (collectively, the "Shares") of the companies set forth on Annex A hereto (each a "Company" and collectively the "Companies"); and

         WHEREAS, Sellers conduct their global protective packaging ("GPP") business and their European flexible packaging ("EFP") business (each a "Business" and collectively the "Businesses") through the Companies;

         WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Shares for the consideration and upon the terms and conditions hereinafter set forth; and

         WHEREAS, certain terms used in this Agreement are defined in
Section 11.1;


         NOW, THEREFORE, Sellers and Purchaser agree as follows:

                                   ARTICLE I

                           SALE AND PURCHASE OF SHARES

        1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein and in the Local Agreements, on the Closing Date each Seller shall (in respect of the Shares which are set forth next to such Seller's name on Annex A hereto) sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from each Seller the transfer of, the Shares indicated as owned by such Seller on Annex A hereto. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the Effective Time.

        1.2 Purchaser Designees. At any time prior to the Closing Date, Purchaser may designate one or more of its Affiliates to participate in the purchase of all or any portion of the Shares provided that (a) any such designation would not delay the Closing or require the procurement of any additional consents or approvals, (b) no such designation shall relieve Purchaser of any of its obligations under this Agreement, and (c) all such designees agree in writing to be bound by this Agreement as if they were parties hereto, and shall be jointly and severally liable with Purchaser for all of Purchaser's obligations hereunder.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

        2.1 Initial Purchase Price.

        (a) The purchase price for the Shares payable at Closing shall be $529.5 million (the "Initial Purchase Price"). The Initial Purchase Price paid at Closing may be adjusted as set forth in Section 2.1(b) and Section 2.6(c).

        (b) Within 75 days following the date hereof, Seller shall deliver to Purchaser (i) a copy of the audited financial statements of each of the Businesses, consisting of a balance sheet, income statement and statement of cash flows and the related footnotes as of and for the periods ending December 31, 2002, 2003, and 2004, together with the related auditors' reports (the "Audited Financial Statements"), and (ii) a copy of the unaudited combined financial statement of the Business, consisting of a balance sheet, income statement and statement of cash flows and the related footnotes as of and for the periods ending March 31, 2005, with a SAS 100 Review prepared by the Companies' auditors (the "SAS 100 Reviewed Financial Statements").

                (i) Schedule 4.8 sets forth a computation of EBITDA for the 12-month period ending December 31, 2004, as determined from the Unaudited Financial Statements (the "Benchmark EBITDA"). If the EBITDA for the 12-month period ending December 31, 2004, as determined from the Audited Financial Statements (the "Audited EBITDA"), computed consistent with Schedule 4.8, is less than $76,888,896, the following provisions shall apply:

                        (A) If Audited EBITDA is greater than $74,388,896, the
                Initial Purchase Price shall be reduced by an amount equal to ($76,888,896 less Audited EBITDA) times 7.

                        (B) If Audited EBITDA is below $74,388,896, the parties
                shall negotiate in good faith to attempt to agree upon a revised Initial Purchase Price, and if the parties cannot agree, either party may terminate this Agreement.

                (ii) For purposes of the above formula, difference between the Benchmark EBITDA and the Audited EBITDA resulting from the following matters will not be considered: (i) timing/cut-off issues that move income/expenses between calendar periods to the extent that the latest twelve-month EBITDA (for the period ending March 31, 2005) is not impacted, and (ii) expenses for items which relate to liabilities retained by Sellers. In the event of a disagreement between the parties with respect to this subparagraph (ii), such matter shall be referred to the Unrelated Accounting Firm for resolution pursuant to the procedures set forth in Section 2.3(b), with direction to determine Audited EBITDA in accordance with this subparagraph (ii) within five Business Days, with costs of such Unrelated Accounting Firm allocated among the parties as set forth in Section 2.3(b).

        2.2 Final Purchase Price and Working Capital Adjustment. Subsequent to the Closing, the Initial Purchase Price shall be adjusted (the "Working Capital Adjustment") as follows:

        (a) the Initial Purchase Price shall be increased to the extent Final Working Capital for the GPP Business is greater than GPP Baseline Working Capital, or decreased if Final Working Capital for the GPP Business is less than GPP Baseline Working Capital, in each case by the amount of such increase or decrease, and

        (b) the Initial Purchase Price shall be increased to the extent Final Working Capital for the EFP Business is greater than EFP Baseline Working Capital, or decreased if Final Working Capital for the EFP Business is less than EFP Baseline Working Capital, in each case by the amount of such increase or decrease

The Working Capital Adjustment shall be determined in accordance with Section
2.3 and paid in accordance with Section 2.4(b). The Initial Purchase Price, as adjusted by the Working Capital Adjustment and the provisions of Section 2.6, is the "Final Purchase Price."

        2.3 Preparation of the Working Capital Statements.

        (a) Sellers shall prepare and deliver to Purchaser, within 60 days after the Closing Date, two unaudited statements (the "Closing Working Capital Statements"), one setting forth Sellers' calculation of the net Working Capital of the GPP Business and one setting forth Sellers' calculation of the net Working Capital of the EFP Business, each as of the Effective Time. Each Closing Working Capital Statement shall be prepared in accordance with US GAAP applied on a basis consistent with the methodology used in preparing the Latest Balance Sheets and each shall present fairly in all material respects the Current Assets and Current Liabilities of the GPP Business or the EFP Business, as the case may be, as of the Effective Time, shall include line items for Current Assets and Current Liabilities substantially consistent with those in the Latest Balance Sheets, and shall be prepared in accordance with accounting policies and practices (including methods for determining reserves) consistent with those used in the preparation of the Latest Balance Sheets. The Closing Working Capital Statements for the GPP Business shall be computed in U.S. Dollars, and the Closing Working Capital Statements for the EFP Business shall be computed in Euros. For purposes hereof, "Working Capital" shall mean the Current Assets of the Businesses less the Current Liabilities of the Businesses excluding all (i) cash and cash equivalents, (ii) Indebtedness, (iii) income Tax assets and income Tax liabilities, (iv) receivables and payables between Sellers or their Affiliates, on one hand, and any Company, on the other hand, and (v) LIFO reserves. The Baseline Working Capital for each of the GPP Business and the EFP Business is set forth on Schedule 2.3.

        (b) The Closing Working Capital Statements shall be final and binding on the parties unless Purchaser shall, within 60 days following the delivery of a Closing Working Capital Statement, deliver to Sellers written notice of objection (the "Objection Notice"), specifying in reasonable detail each disputed item on such Closing Working Capital Statement (each, a "Disputed Item") and describing in reasonable detail the basis for each Disputed Item, including the data that forms the basis thereof and the amount in dispute. Notwithstanding the delivery of an Objection Notice, a Closing Working Capital Statement shall be final and binding to the extent any item is not a Disputed Item. If the Objection Notice is delivered, the parties shall consult with each other with respect to the Disputed Items and use commercially reasonable efforts to resolve the dispute. If the parties are unable to reach agreement on all Disputed Items within 30 days (subject to extension by mutual agreement) after delivery of the Objection Notice, either Purchaser or Sellers may refer any unresolved Disputed Items to PricewaterhouseCoopers (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event within 30 days of the Unrelated Accounting Firm's engagement, on only the Disputed Items and to resolve those unresolved Disputed Items set forth in the Objection Notice. The Unrelated Accounting Firm, acting as an expert and not an arbitrator, shall resolve such Disputed Items in accordance with this Agreement. The resolution of all Disputed Items by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne proportionately by Purchaser and Sellers based on the extent to which Purchaser's and Sellers' respective determinations differ from such Unrelated Accounting Firm's determination. "Final Working Capital" shall mean (i) if Purchaser does not timely deliver an Objection Notice, the amount of Working Capital set forth on the Closing Working Capital Statements, or (ii) if Purchaser timely delivers an Objection Notice, the amount (A) as agreed to by Sellers and Purchaser, or (B) as determined by the Unrelated Accounting Firm.

        (c) Each of Sellers and Purchaser shall give the other(s) and its or their respective advisors and accountants and other appropriate personnel such assistance and access to the assets and books and records, including workpapers and other data, and relevant personnel of the Companies as it or they may reasonably request during normal business hours in order to enable it or them to prepare or review the Closing Working Capital Statements or any objections or proposed changes thereto, as applicable.

        (d) The Working Capital Adjustment is meant only to adjust the Initial Purchase Price based on changes in Working Capital from December 31, 2004, to the Effective Time, and it is not a basis for, nor a procedure to seek compensation for, claims for breach of representations and warranties or other indemnification claims, which shall be settled exclusively pursuant to the terms of Article IX.

        2.4 Payment of Initial Purchase Price and Working Capital Adjustment.

        (a) At the Closing, Purchaser shall pay to Pactiv in U.S. dollars (as agent for Sellers) the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Pactiv in writing at least one Business Day prior to the Closing Date.

        (b) Within three Business Days after the determination of the Final Working Capital in accordance with Section 2.3, the Working Capital Adjustment shall be paid (i) by Purchaser to Pactiv (as agent for Sellers) if the Working Capital Adjustment is positive; or (ii) by Pactiv (as agent for Sellers) to Purchaser if the Working Capital Adjustment is negative. The Working Capital Adjustment for the GPP Business shall be paid in U.S. Dollars, and t he Working Capital Adjustment for the EFP Business shall be paid in Euros, in each case by wire transfer of immediately available funds to an account designated in writing by Pactiv or Purchaser, as the case may be, and shall be accompanied by a payment of interest on the Working Capital Adjustment from and including the Closing Date to, but excluding, the date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

        2.5 Allocation of Final Purchase Price.

        (a) Sellers and Purchaser shall allocate the Initial Purchase Price among the Companies as set forth on Schedule 2.5. Within 30 days following (i) the determination of the Working Capital Adjustment, or (ii) the making of an indemnification payment pursuant to Article IX or (iii) the making any payment pursuant to Section 2.6, Sellers and Purchaser shall revise the purchase price allocation to reflect such payments in accordance with the nature of each such adjustment.

        (b) Neither Sellers, Purchaser nor any of their respective Affiliates shall file any Tax Return or other document or otherwise take, or agree to take, any position on any Tax Return which is inconsistent with the allocation determined pursuant to this Section 2.5, unless otherwise required by Law.

        2.6 Treatment of Cash and Indebtedness.

        (a) As of the Effective Time, the Companies shall have no cash or cash equivalents and no Indebtedness except for cash not to exceed the amounts set forth below, or Indebtedness in or under the bank accounts or overdraft facilities listed on Schedule 2.6 (the "Transferred Accounts"). Within 30 days after Closing, Pactiv and Purchaser, based on the statements from the respective financial institutions, shall determine the net balance in the Transferred Accounts as of the Effective Time, and if such balance is positive, Purchaser shall pay Pactiv such amount, and if such balance is negative, Pactiv shall pay Purchaser such amount, in each case in accordance with the procedures set forth in Section 2.4 and with interest from the Closing Date to the date of payment, computed as provided in Section 2.4(b). For purposes of this Section 2.6(a), the amount of cash in the Transferred Accounts shall not exceed $5 million in aggregate, and of this amount (x) not more than $1 million shall be located in any country other than the United States or the United Kingdom, and (y) not more than $500,000 in Egypt. Pactiv shall withdraw all cash (either through dividends or repayments of loans from each of the Companies) within 10 Business Days prior to Closing; it being further agreed that the cash then remaining in the Transferred Accounts at the Closing Date will reflect only cash received by the Companies is in the normal course of operations.

        (b) If prior to the determination of the Final Working Capital it is determined that the Companies had Indebtedness as of the Effective Time in excess of the overdraft facilities listed on Schedule 2.6 or cash on hand as of the Effective Time in excess of the amounts in the Transferred Accounts, Pactiv shall promptly pay Purchaser an amount equal to such Indebtedness or Purchaser shall pay or cause the Companies to pay to Pactiv an amount equal to such cash on hand, provided that the Companies are not prevented by Law from transferring such cash from its location to a location requested by Pactiv, and provided further that Pactiv shall reimburse the Companies for any Taxes or other costs resulting from such cash transfer, in each case in accordance with the procedures set forth in Section 2.4 and with interest from the Closing Date to the date of payment, computed as provided in Section 2.4(b). The payments contemplated by this Section 2.6(b) shall not include any amounts considered in the computation and payments pursuant to Section 2.6(a).

        (c) Notwithstanding Section 2.6(a), provided that Pactiv notifies Purchaser at least three Business Days prior to the Closing Date, Sengewald Klinikprodukte GmbH & Co. KG ("Klinik") may have at Closing up to $25 million of Indebtedness, provided that the terms of such Indebtedness shall provide that such Indebtedness may be prepaid by Klinik after Closing without penalty or premium. The Initial Purchase Price shall be reduced at Closing by the amount of such Klinik Indebtedness.

                                  ARTICLE III

                                     CLOSING

        3.1 Closing Date. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603 at 8:00 a.m., Chicago time, on the third Business Day after the conditions to closing set forth in Article VII (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the party entitled to waive such condition, or on such other date or at such other time and place upon which Sellers and Purchaser shall agree (which time and place are designated as the "Closing Date"). If any Local Agreement cannot be made effective on the Closing Date, for any reason, the parties agree that nonetheless as between the parties, Purchaser shall have all rights and obligations of ownership of such Company as of the Effective Time (including all rights and obligations as though Purchaser has acquired such Shares at Closing), and the parties shall use their best efforts to make the transfer of the relevant Shares effective as soon as possible after Closing; provided, however that the Closing Date shall not occur if Local Agreements cannot be made effective on the Closing Date for Companies representing at least 95% of the revenues and EBITDA of the Businesses.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

        4.1 Organization and Good Standing. Each Company and each Seller is a corporation or other entity duly organized, validly existing and in good standing (where such concept or its equivalent exists under relevant Law) under the Laws of the jurisdiction of its organization as set forth in the recitals hereto or on Annex A, and each Company has all requisite corporate or other applicable organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Company is duly qualified or licensed to do business under the Laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect.

        4.2 Authorization of Agreement. Each Seller has all requisite corporate or other applicable organizational power and authority to execute and deliver this Agreement, each Local Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of the Seller Documents to which such Seller is a party has been duly authorized by all necessary corporate action on the part of Sellers and does not require authorization by any equity holder of any Seller, including, without limitation, the stockholders of Pactiv. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller party thereto, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        4.3 Capitalization.

        (a) The (i) authorized capital stock, share capital, or other equity ownership interests, (ii) number of issued and outstanding shares of capital stock or share capital of, or equity interests in, each Company, and (iii) owner of the Shares are as set forth on Annex A.

        (b) All of the Shares were duly authorized for issuance and are validly issued, fully paid and (where such concept or its equivalent exists under relevant Law) non-assessable.

        (c) There is no existing option, warrant, call, right, commitment or other agreement of any character requiring, and there are no securities of any Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock, share capital or other equity securities of the respective Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, share capital or other equity securities of such Company. Neither any Seller nor any Company is a party to any voting trust, proxy or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock or share capital of any Company and except as set forth in Section 6.15 hereof the Shares are not subject to any preemptive rights.

        4.4 Subsidiaries. Other than as set forth on Annex A, none of the Companies owns or has the right to acquire, directly or indirectly, any equity interests in any other Persons.

        4.5 Corporate Records. Sellers have made available to Purchaser true, correct and complete copies of the certificates of incorporation and by-laws or comparable organizational documents of each Company and all amendments thereto, each as in force and effect on the date hereof.

        4.6 Conflicts; Consents of Third Parties.

        (a) Except as set forth on Schedule 4.6(a), none of the execution and delivery by any Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of any Seller or Company; (ii) subject to receipt of the consents referred to in Section 4.6(b), conflict with, violate, result in the breach or termination of, constitute a default of, or result in the acceleration of payment or performance under any material Contract or other instrument or obligation to which any Seller or Company is a party or by which any of them or any of their respective properties or assets is bound (or result in the imposition of any Lien on any of their assets); or (iii) subject to receipt of the consents referred to in Section 4.6(b), violate any Law or Order of any Governmental Body by which any Seller or Company is bound, except in case of clauses (ii) and (iii), for such violations, breaches or other effects that have not and would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay any Seller from consummating the transactions contemplated hereby.

        (b) Except (i) for filings under the HSR Act and (ii) as set forth on
Schedule 4.6(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of any Seller or Company in connection with the execution and delivery of the Seller Documents, or the compliance by each Seller or Company, as the case may be, with any of the provisions hereof or thereof, except such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay any Seller from the consummating the transactions contemplated hereby.

        4.7 Ownership and Transfer of Shares. Each Seller is the record (legal) and beneficial owner of the Shares indicated as being owned by such Seller on Annex A, free and clear of any and all Liens. Each Seller has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser legal title to such Shares, free and clear of any and all Liens.

        4.8 Financial Statements. Attached hereto as Schedule 4.8 (collectively, "Unaudited Financial Statements") is a copy of (i) the unaudited financial statements of each of the GPP and EFP Businesses, consisting of a balance sheet, income statement, and statement of cash flows, as of and for the periods ending December 31, 2002, 2003, and 2004, and (ii) the unaudited financial statements of each of the GPP and EFP Business, consisting of a balance sheet, income statement and statement of cash flows, as of and for the three months ending March 31, 2005 (the "Interim Unaudited Financial Statements"). The Unaudited Financial Statements have been, and when delivered the Audited Financial Statements will be, prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") consistently applied. The Unaudited Financial Statements fairly present, and when delivered the Audited Financial Statements will fairly present, in all material respects, the financial condition and results of operations and cash flows of each of the GPP and EFP Businesses as of and for the periods to which they relate; provided, however, that the Interim Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Audited Financial Statements, the Unaudited Financial Statements and the Interim Unaudited Financial Statements for the GPP Business are or will be denominated in U.S. Dollars, and for the EFP Business are or will be denominated in Euros. For purposes hereof, the balance sheets of each of the GPP and EFP Businesses that are included in the Unaudited Financial Statements as of December 31, 2004, are referred to as the "Latest Balance Sheets" and December 31, 2004, is referred to as the "Latest Balance Sheet Date." None of the Companies is party to any "Off Balance Sheet Arrangement" as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act of 1933, as amended, or has any unfunded off balance sheet liability.

        4.9 No Undisclosed Material Liabilities. Except as set forth on Schedule
4.9 or with respect to any matter disclosed hereunder or in the Schedules, no Company has any outstanding claims, liabilities or indebtedness (whether accrued, absolute, contingent or otherwise, and whether due or to become due) ("Liabilities"), except Liabilities (i) disclosed or reflected or otherwise taken into account in the Latest Balance Sheets (ii) incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (including with respect to quantity and frequency) and not in violation of this Agreement; (iii) that have been or will be discharged or paid in full prior to the Effective Time; (iv) for Taxes relating to any Pre-Closing Tax Period; or (v) that, individually or in the aggregate, would not have a Company Material Adverse Effect.

        4.10 Absence of Certain Developments. Except as contemplated by or in connection with this Agreement or as set forth on Schedule 4.10 hereto, since the Latest Balance Sheet Date each Company has conducted its business in the ordinary course of business and:

        (a) there has not been any damage, destruction or loss not covered by insurance with respect to the properties and assets of the Companies having a replacement cost of more than $1,000,000 in the aggregate;

        (b) there has not been any material change by any Company in accounting or Tax principles, methods or policies (other than as required by US GAAP);

        (c) no Company has entered into any Contract involving the expected expenditures or receipts by the Companies of more than $1,000,000;

        (d) no Company incurred or assumed any Indebtedness, and no Company has made any loans, advances or capital contributions to, or investments in, or guaranteed the obligations of, any Person, other than to or on behalf of another Company or in the ordinary course of business;

        (e) no Company has mortgaged, pledged or subjected to any Lien any asset, other than Permitted Exceptions;

        (f) no Company has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $1,000,000, or amended, canceled, terminated, relinquished, waived or released any Contract or right reasonably estimated to represent to such Company more than $1,000,000;

        (g) no Company has made or committed to make any capital expenditures or capital additions or betterments in excess of $1,000,000, other than as set forth in the capital expenditure budget previously provided to Purchaser;

        (h) no Company has settled any Legal Proceeding (i) in which equitable relief was sought or (ii) which involved a payment in excess of $1,000,000, except for settlements that include a full and unconditional release in favor of the Companies with no obligation or restriction relating to future performance or to make any further payments;

        (i) except as required by Contracts existing on the Latest Balance Sheet Date, there has not been any (i) increase in (x) the aggregate compensation of officers and directors of any Company having an annual base salary in excess of $150,000, or (y) the aggregate compensation of the employees of any Company outside the ordinary course of business; (ii) extraordinary bonus, benefit or other direct or indirect compensation paid to any officer, director and/or employee of any Company; (iii) new severance, termination, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan adopted or authorized for the benefit of the officers, directors, and/or employees of any Company with respect to which any Company would have any liability; or (iv) adoption or material amendment of any collective bargaining agreement;

        (j) there has not been any sale, lease, transfer, assignment, distribution or other disposition of any material assets (except for distributions to Affiliates or sales or disposals of obsolete or other unused equipment in the ordinary course of business) by any Company in excess of $1,000,000; and

        (k) there has not been any occurrence, effect or change that, individually or in the aggregate, has had a Company Material Adverse Effect.

        4.11 Certain Tax Matters. Except as set forth on Schedule 4.11:

        (a) (i) all material Tax Returns required to be filed by or on behalf of any Company have been filed in a timely manner (within any applicable extension periods) and such Tax Returns were true, correct and complete in all material respects, (ii) all Taxes required to be paid by any Company have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no claims are being asserted in writing with respect to any Taxes of the Companies;

        (b) (i) no Company has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) no property of the Companies is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code, and (iii) no Company is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

        (c) the Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes to all payees, have duly and timely withheld from employee salaries, wages and other compensation, and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws;

        (d) Sellers have made available to Purchaser complete copies of all Tax Returns of the Companies (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to the Companies) relating to the taxable periods ending after January 1, 2000;

        (e) There are no audits, investigations or administrative or judicial proceedings with respect to Taxes of any Company by any Governmental Body in progress;

        (f) No Company is a party to any Tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

        (g) No Company has (i) participated in any "reportable transaction" or "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T; (ii) in the past five years, been a "distributing corporation" or a "controlled corporation" in a transaction that qualifies under Section 355 of the Code; (iii) been a member of an affiliated, combined or consolidated group other than the group of which Pactiv is the parent; (iv) extended the period for the collection or assessment of any Taxes;(v) received any notice in writing from any Governmental Body with which the Company does not file Tax Returns that such Company is or may be required to file Tax Returns with, or pay Taxes to, such Governmental Body; and (vi) received or requested any Tax rulings, closing agreements, transfer pricing agreements or similar agreements that could have an effect on a Company after the Closing Date;

        (h) No Company will be required to recognize for tax purposes in a tax period ending after the Closing Date any income or gain as a result of (i) using the installment method of accounting, or (ii) making or being required to make any change in the method of accounting or (iii) otherwise deferring the recognition of income or accelerating deductions;

        (i) Ontario is not a non-resident of Canada for purposes of the Income Tax Act (Canada);

        (j) There are no circumstances which could cause any Taxing Authority to make any material adjustment for Tax purposes on the basis that any transaction to which a Company is a party is not on arms length terms, or require any such adjustment to be made to the terms on which any such transaction is being treated as taking place, and no such adjustment has been made or attempted in fact;

        (k) Each Company for VAT purposes: (i) is registered for the purposes of value added tax an d has bee registered at all times, in each case as required by law, and such registration is not subject to any conditions imposed by or agreed with the relevant Taxing Authority; (ii) so far as the Sellers are aware has complied fully with and observed in all material respects the terms of VAT Legislation; (iii) has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT; (iv) is not and has not bee treated as a member of a group for the purposes of VAT, and has not applied for such treatment; and (v) is not subject under any legislation relating to VAT any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies; and

        (l) All documents in the possession or under the control of a Company or to the production of which a Company is entitled which establish or are necessary to establish the title of the Company to any asset, or by virtue of which the Company has any right, have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, as required by applicable law. No such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom. All stamp duty land tax returns required to be filed by the Company have been filed within the appropriate time limits, and all stamp duty land tax required to have been paid as a result of any Event which has occurred before Closing has been paid. The Company has no liability or obligation (contingent or otherwise) to submit a further land transaction return.

        4.12 Real Property.

        (a) Schedule 4.12(a) sets forth a complete list of (i) all real property and interests in real property owned by any Company (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased by any Company as lessee (the "Leased Properties," and, the leases relating thereto, the "Real Property Leases"). The Owned Properties and the Leased Properties are referred to herein as the "Company Properties." The Company Properties constitute all of the material real property and interests in real property currently used in the conduct of the Businesses.

        (b) A Company has fee simple (or equivalent) title to all Owned Property, free and clear of all Liens of any nature whatsoever except (i) Liens set forth on Schedule 4.12(b), and (ii) Permitted Exceptions. Except as set forth on Schedule 4.12, no Company has leased or otherwise granted to any Person the right to use or occupy any Company Properties or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Properties or any portion thereof or interest therein.

        (c) Subject to the matters as set forth on Schedule 4.12 and receipt of the consents listed on Schedule 4.6(b), with respect to each of the Real Property Leases for a manufacturing facility or a material warehouse:

                (i) such Real Property Leases are legal, valid, binding, enforceable and in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

                (ii) the transaction contemplated by this Agreement does not require the consent of any other party to such Real Property Lease, will not result in a default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing Date; and

                (iii) neither any Seller nor Company is in default in any material respect under any Real Property Lease, nor, to the Knowledge of Sellers, is any other party to any Real Property Lease in default thereunder in any material respect.

        (d) Subject to the matters as set forth on Schedule 4.12, the Companies have not received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting any material parcel of the Company Properties or any material portion thereof or material interest therein, or any violations or applicable building, zoning, subdivision, health and safety, and other land use Laws, or insurance requirements affecting the Owned Properties which remain uncured as of the Closing, other than those violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

        4.13 Tangible Personal Property. Except as set forth on Schedule 4.13, a Company (i) has good and valid title to, or a valid leasehold interest in, all tangible personal property that is currently employed by it in the conduct of the Businesses as presently conducted by it, free and clear of all Liens other than Permitted Exceptions, and (ii) following consummation of the transfer of the Shares, will continue to be entitled to use all such tangible personal property; provided that in the case of each of (i) and (ii) above, tangible personal property leased by any Company is subject to the terms and conditions of the applicable leases.

        4.14 Technology and Intellectual Property.

        (a) Except with respect to the Seller Marks, Schedule 4.14(a) sets forth a list of all patents, registered trademarks, registered service marks, domain names, registered mask works, registered designs and registered copyrights, and pending applications therefor, owned by (i) any Company, or (ii) any Seller or Affiliate of any Seller that are included in the Company Technology and Intellectual Property. To Sellers' Knowledge, all registered patents, trademarks, service marks and copyrights listed on Schedule 4.14(a) are valid and subsisting and in full force and effect, except that Sellers make no representation regarding those items marked as "inactive" on Schedule 4.14(a). All registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the intellectual property identified on Schedule 4.14(a), except that Sellers make no representation regarding those items marked as "inactive" on Schedule 4.14(a).

        (b) Schedule 4.14(b) sets forth a list of all material software (excluding "off-the-shelf" commercially available software) the rights of which are owned by any Company and which is necessary to conduct the Businesses.

        (c) Schedule 4.14(c) sets forth a list of all licenses (i) to any Company for the use of Company Technology and Intellectual Property material to the operation of the Businesses as currently conducted (other than licenses of software available for an annual license fee of no more than $25,000), (ii) to any third Person by any Company for the use of Company Technology and Intellectual Property owned by any Company, and (iii) all licenses, databases and Technology service agreements for Company Technology and Intellectual Property under which Seller or an Affiliate of Seller is the licensee, owner or contract party receiving services, respectively (the "Corporate Licenses"), identifying which Corporate Licenses will be transferred to a Company at or prior to Closing, and which Corporate Licenses shall be retained by Seller or its Affiliates and not transferred to the Companies, but used to provide services to the Companies under the Transition Services Agreement.

        (d) Except as and subject to the matters set forth on Schedule 4.14(d):

                (i) all Company Technology and Intellectual Property is either owned by a Company (free and clear of any Lien, license or other restriction) or licensed by third parties to a Company (to Sellers' Knowledge, free and clear of any Lien). Company Technology and Intellectual Property (including the Corporate Licenses) is all the Technology and Intellectual Property that is material to the conduct of the Businesses as they have been and are presently conducted;

                (ii) the licenses listed in Schedule 4.14(c) are in full force and effect and are the legal, valid and binding obligations of a Company, no Company is in default under any of such licenses, and, to the Knowledge of Sellers, no other party to any of such licenses is in breach, default or violation (and no event has occurred or not occurred through any action or inaction of a Company or, to the Knowledge of Sellers, through the action or inaction of any third parties, which with notice or lapse of time or both could constitute a breach, default or violation) of any such licenses nor has any Company exercised any termination rights with respect thereto;

                (iii) subject to the matters set forth on Schedule 4.18, to Sellers' Knowledge the Companies have not, and the continued operation of the Businesses as presently conducted and as presently proposed to be conducted will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with any Technology or Intellectual Property rights of third parties except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no pending or, to the Knowledge of Sellers, threatened, Legal Proceedings that involve a claim of infringement, unauthorized use, or violation of a third party's Technology or Intellectual Property against any Company, other than those which would not, individually or in the aggregate, have a Company Material Adverse Effect;

                (iv) there are no pending or, to the Knowledge of Sellers, threatened Legal Proceedings by or against a Company challenging the ownership, use, protectability, registrability, validity or enforceability of any Company Technology and Intellectual Property, and to the Knowledge of Sellers, no Person is infringing, violating, diluting, misusing or misappropriating any material owned Company Technology and Intellectual Property, and no claims have been made against any Person by any Company with respect to such matters; and

                (v) except with respect to the Seller Marks and subject to the Transition Services Agreement, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of any Company in or to any Company Technology and Intellectual Property material to the Businesses.

        (e) The Companies have taken commercially reasonable measures to protect their rights in material trade secrets or unregistered proprietary information included in the Company Technology and Intellectual Property.

        (f) To Sellers' Knowledge, no former or current employee or consultant of any Company owns, directly or indirectly, any Intellectual Property or Technology relating to the Business authored, developed, created, invented, or reduced to practice (whether solely or jointly with others) by such individual in connection with employment or retention by any Company, and all such Intellectual Property and Technology is included in the Company Intellectual Property and Technology and owned by a Company.

        4.15 Material Contracts. Schedule 4.15 sets forth the following Contracts to which any Company is a party or by which it is bound (collectively, the "Material Contracts"):

        (a) Contracts involving future payments or receipts reasonably anticipated to be in excess of $1,000,000, other than Contracts terminable by the Company without penalty on three months' notice or less and for which the reasonably anticipated payments or receipts during such notice period would be less than such amount;

        (b) executory Contracts for the sale of any of the assets of any Company, other than purchase orders in the ordinary course of business, for consideration in excess of $1,000,000;

        (c) joint venture or partnership agreements;

        (d) Contracts containing covenants by any Company not to compete in any line of business, or with any Person in any geographical area, or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Businesses, or covenants of any other Person (other than current or former employees of any Company) not to compete with any Company in any line of business or in any geographical area;

        (e) Contracts relating to the acquisition by any Company of any assets or operating business or the capital stock of any other Person for a purchase price in excess of $5 million, other than Contracts for consummated transactions in which there are no pending or reasonably anticipated material claims by or against any Company related thereto;

        (f) Contracts providing for indemnification by any Company of any Person with respect to liabilities relating to any former or current business other than pursuant to purchase orders or other similar agreements in the ordinary course of business;

        (g) Contracts related to Indebtedness (other than Indebtedness that will be paid off or prior to Closing) of any Company involving amounts in excess of $250,000;

        (h) Contracts under which any Person has, directly or indirectly guaranteed Indebtedness, liabilities or obligations of any of the Companies or any of the Companies has directly or indirectly, guaranteed Indebtedness, liabilities or obligations of any Person;

        (i) Contracts under which any Company has directly or indirectly made any advance, loan, extension of credit or capital contribution to any Person, other than advances to employees in the normal course of business;

        (j) written employment agreements for Current Employees in senior management positions; and

(k) any agreements with Sellers or any Affiliates of Sellers that will not be terminated prior to Closing.

Except as set forth on Schedule 4.15(b), (i) all of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of a Company, enforceable against it or them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) no Seller or Company is in default in any material respect under any Material Contract, and to the Knowledge of Sellers, nor is any other party to any Material Contract in default in any material respect thereunder, and (iii) subject to obtaining the consents listed on Schedule 4.6(b), the consummation of the transactions contemplated by this Agreement will not result in the diminution, in any material respect, of the rights of any Company under any Material Contract.

        4.16 Employee Benefits.

        (a) Schedule 4.16(a) lists each (i) "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of ERISA and overseas equivalent) to which any Company is a party to, participates in or has any liability or contingent liability thereunder, or in which any current or former employee, director or officer of any of the Businesses participates or is a party and to which any Company has any liability or contingent liability thereunder, and (ii) retirement or deferred compensation plan, incentive compensation plan, equity or equity-based plan, stock plan, profit sharing plan, unemployment compensation plan, change in control agreement, collective bargaining, collective labor or works council agreement, vacation pay, severance pay, bonus, insurance or hospitalization program or any other fringe benefit arrangements to which any Company is a party to, participates in or has any liability or contingent liability thereunder, or in which any current or former employee, director or officer of any of the Businesses participates or is a party to and to which the Company has any liability or contingent liability thereunder, whether pursuant to an oral or written contract or arrangement, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA) (collectively, together with all employment and consulting agreements to which any Company is a party to, participates in or has any liability or contingent liability thereunder, or in which any current or former employee, director or officer of any of the Businesses participates or is a party to and to which the Company has any liability or contingent liability thereunder, the "Company Plans"). Schedule 4.16(a) separately identifies each listed Company Plan maintained outside the United States primarily for the benefit of persons employed outside the United States ("Non-U.S. Plans").

        (b) The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which has caused or is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which would result in a Company Material Adverse Effect.

        (c) Except as set forth on Schedule 4.16(c), the Company Plans have been maintained and administered in accordance with their terms, the terms of all applicable collective bargaining, collective labor or works council agreements, all applicable provisions of the Code, ERISA, Pension Schemes Act 1993, Income and Corporation Taxes Act 1988, Pensions Act 1995 and Pensions Act 2004 (including rules and regulations thereunder), and other applicable federal, state and non-U.S. applicable Laws, except where the failure to do so has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect. Sellers have made available to Purchaser the following documents with respect to each listed Company Plan: (i) a true and complete copy of all written documents comprising each such Company Plan (including, but not limited to, amendments insurance contracts, and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Plan; (ii) the two (2) most recent Forms 5500 (or such other applicable Forms 5500), including all schedules thereto, if applicable; (iii) the two (2) most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; (v) most recent Internal Revenue Service determination letter if any; and (vi) any material communication to employees relating to such Company Plan that is materially inconsistent with the plan documents described in clause (i) of this Section 4.16(c).

        (d) With respect to each Company Plan other than a Non-U.S. Plan: (i) all material premiums and contributions (including all employer contributions and employee salary reduction contributions) that are due under each such Company Plan have been paid within the time periods prescribed by ERISA, the Code and applicable Laws to each such Company Plan; (ii) within the last six (6) years, no such Company Plan has been terminated under either a distress or a standard termination as provided in Title IV of ERISA, nor has any notice of intent to terminate any such Company Plan been filed with the Pension Benefit Guaranty Corporation ("PBGC"), nor has the PBGC issued any notice of intent to terminate any such Company Plan; and (iii) no such Company Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or other regulatory agency and, to the Knowledge of Sellers, no such audit or investigation is pending or threatened. There are no material actions, suits or other claims pending with respect to any Company Plan that is not a Non-US Plan, other than routine claims for benefits, qualified domestic relations orders (as defined in ERISA Section 206(d)) and qualified medical child support orders (as defined in ERISA Section 609) and, to the Knowledge of Sellers, no such actions, suits or other claims are threatened.

        (e) Except as set forth on Schedule 4.16(e), with respect to each Non-U.S. Plan, (i) all material employer and employee contributions, insurance premiums, taxes, expenses and levies due to be made to the Pension Protection Fund required by Law or by the terms of such Non-U.S. Plan have been made, and, if applicable, provisions or liabilities have been accrued in accordance with generally accepted accounting principles applicable to the Company, (ii) each Non-U.S. Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Body, has been so registered or approved, (iii) there are no material actions, suits or other claims made or pending with respect to any such Non-U.S. Plan, other than routine claims for benefits payable in the ordinary course of business and, to the Knowledge of Sellers, no such actions, suits or other claims are threatened and there is no fact or circumstance likely to give rise to such actions, suits or claims, (iv) there are no governmental audits or investigations pending or, to the Knowledge of Sellers, threatened in connection with any Non-U.S. Plan,
(v) each Non-U.S. Plan which is an occupational pension scheme is a contracted out scheme within the meaning of the Pension Schemes Act 1993 and there is in force a contracting-out certificate covering the Companies as appropriate, (vi) each Non-U.S. Plan which is an occupational pension scheme is approved by the Board of the Inland Revenue for the purposes of Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 and, to the Knowledge of the Sellers there is no reason why such approval may be withdrawn, (vii) to Sellers' Knowledge, and except as expressly agreed to by the parties to this Agreement no event, act, transaction or circumstance has taken place or arisen on or prior to the Closing Date which has resulted or may result in a contribution notice or financial support direction being issued in accordance with the Pensions Act 2004, liability for which the Purchaser may inherit and, except as expressly agreed to by the parties to this Agreement, the Sellers have obtained clearance from the Pensions Regulator in respect of any event, act, transaction or circumstance which may give rise to a contribution notice or financial support direction being so issued, and (viii) no unlawful discrimination on the grounds of sex, sexual orientation, religious belief or otherwise is or has at any stage been made in the provision of pension, lump sum, death, ill health, disability or accidental benefits by the Company.

        (f) Except as set forth on Schedule 4.16(f), neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will (either alone or together with any other event): (i) result in any material payment (including, without limitation, any material bonus, severance, unemployment compensation, forgiveness of indebtedness, or golden parachute payment) becoming due by any Company to any current or former employee, officer or director of any of the Businesses, (ii) increase any material benefit otherwise payable under any Company Plan, or (iii) result in the material acceleration of the time of payment, vesting or funding, of any such benefit. No payment or benefit which has been, will or may be made by any Seller or any of the Companies with respect to any current or former employee, director or officer of any of the Businesses in connection with the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby could be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

        (g) Neither the Sellers nor the Companies have incurred any withdrawal liability with respect to any "multiemployer plan" (as defined in section 3(37) of ERISA (a "Multiemployer Plan")) that has not been satisfied (or received any notice of any claim or demand for withdrawal liability) within the meaning of ERISA 4201, or announced an intention to withdraw, but not yet completed such withdrawal, from any Multiemployer Plan.

        (h) Except as set forth on Schedule 4.16(h), no Seller or ERISA Affiliate thereof: (i) maintains or contributes to any Company Plan which provides, or has any liability to provide, life insurance, health, severance or other employee welfare benefits to any employee of any of the Businesses upon his or her retirement or termination of employment, except as may be required by applicable Laws; or (ii) has ever represented, promised or contracted to any employee of any of the Businesses (either individually or to any such employees as a group) that such employee(s) would be provided with life insurance, health, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by applicable Laws.

        (i) Except as expressly agreed to by the parties to this Agreement, neither the Companies, the Sellers nor any of their Affiliates has any plan or commitment, whether legally binding or not, (i) to establish any new material employee benefit plan, program or arrangement with respect to employees of the Businesses or (ii) to modify or terminate any material Company Plan and no undertaking or assurance (whether oral or written) has been given as to the continuance, introduction, increase or improvement of any pension rights or entitlements, which undertaking or assurance the Companies would be required to implement.

        (j) Neither the Companies, the Sellers nor any of their Affiliates has classified any individual as an "independent contractor" or of similar status who, according to a Company Plan or the applicable Laws of the jurisdiction, should have been classified as an employee of any of the Businesses or of similar status. Neither the Companies, the Sellers nor any of their Affiliates has any material liability, actual or contingent, by reason of any employee of any of the Businesses who was improperly excluded from participating in any Company Plan.

        (k) None of the Company Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code.

        (l) Each of Pactiv Jiffy Limited and Ambassador Packaging Limited were admitted to participation in the Baldwin Group Limited Pension Scheme in accordance with the rules of the that scheme and in accordance with all applicable laws and have continued to participate that scheme in accordance with its rules and all applicable laws from time to time.

        (m) With respect to Ambassador Packaging Limited, a contracting out certificate has been obtained in accordance with the terms of the Pension Schemes Act 1993 in respect of its participation in the Baldwin Group Limited Pension Scheme.

        4.17 Labor. Except as set forth on Schedule 4.17:


        (a) no Company is a party to any labor, collective bargaining or similar agreement and there are no labor, collective bargaining or similar agreements which cover employees of any of the Businesses;

        (b) (i) No labor organization or employees of any Company has made in writing a pending demand for recognition, and (ii) there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal; and

        (c) Since January 1, 2002, there have been no strikes, work stoppages, unfair labor practice charges or similar charges or complaints, slowdowns or lockouts or, to the Knowledge of Sellers, grievances or other labor disputes pending or overtly threatened against or involving any Company or any employee of any of the Businesses except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect;

        (d) (i) None of the Sellers or their Affiliates have engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to employees of the Businesses; (ii) no labor, collective bargaining or similar agreement is currently being negotiated or is currently subject to negotiation or renegotiation by any of the Sellers or their Affiliates with respect to the employees of the Businesses; (iii) no material action, suit or complaint, by or before any court, arbitrator or governmental body, agency or authority has been brought against any of the Sellers or any of their Affiliates by or on behalf of any employee of any of the Businesses; nor is any such action, suit or complaint pending or, to the Knowledge of Sellers, threatened;

        (e) Except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, the Sellers and their Affiliates (i) are in compliance with all applicable federal, state and local laws, rules and regulations (U.S. and Non-U.S.) respecting employment practices, labor, layoffs, plant closings, terms and conditions of employment, occupational safety and wages and hours, in each case, with respect to employees of the Businesses (including, without limitation, WARN), and no material lawsuits, grievances, proceedings, complaints or other proceedings are pending, or to the Knowledge of Sellers, threatened, including involving any Governmental Body and otherwise, in respect of such employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees of the Businesses (other than employment taxes); (iii) are not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees of the Businesses.

        4.18 Litigation. Except as set forth on Schedule 4.18, (i) there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Company which would have a Company Material Adverse Effect, and (ii) there are no Orders currently in force against any Company, or, to the Knowledge of Sellers, any Current Employees of any Company with respect to the conduct of the Businesses, that would, individually or in the aggregate, have a Company Material Adverse Effect.

        4.19 Compliance with Laws; Permits. (a) Except as set forth on Schedule
4.19 and for facts, circumstances or conditions that would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company is in material compliance with all Laws applicable to such Company and the conduct of the Businesses. The Companies have all Permits that are required to conduct the Businesses as currently conducted, except for those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) Since January 1, 2003, (i) none of the Company nor, to the Knowledge of Sellers, any director, officer, employee, representative, accountant or auditor of any Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies of the Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any Company, whether or not employed by the Sellers or any Company, has reported evidence of a breach of fiduciary duty or similar violation by any Company or any of their respective officers, directors, employees or agents to the Sellers.

        4.20 Environmental Matters.

        (a) Except as disclosed on Schedule 4.20 or in the Environmental Reports and except for facts or circumstances that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any and all Permits required by Environmental Laws (collectively, "Environmental Permits"); (ii) there are no Environmental Claims pending or, to the Knowledge of Sellers, threatened against any Company alleging the violation of or liability under Environmental Laws; (iii) there have been no Releases of Hazardous Materials at or from any Company Property that would result in a Company being required to take any Remedial Action pursuant to any Environmental Laws in light of the standards applicable to such property based on its current use; (iv) to the Knowledge of Sellers, there are no past violations of Environmental Laws or present facts or circumstances that would constitute a violation of Environmental Laws and the requirements of Environmental Permits or form the basis of any Environmental Claim against or involving any of the Companies; and (v) to Sellers' Knowledge, none of the Companies has used any third-party disposal site, or otherwise disposed of, transported or arranged for the transportation of any Hazardous Materials in violation of any Environmental Laws in effect at the time of such use, disposal, transportation or arrangement.

        (b) To Sellers' Knowledge, Sellers have delivered or made available to Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring in Sellers' possession and control disclosing material violations of or liability under any Environmental Law by any Company.

        (c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties under this Section 4.20 are the sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Claims, and Hazardous Materials.

        4.21 Financial Advisors. Except as set forth on Schedule 4.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any fee or commission or like payment in respect thereof through Sellers. Sellers shall be responsible for the fees or commissions of any Person listed on Schedule 4.21.

        4.22 INTENTIONALLY DELETED

        4.23 Sufficiency of Assets. Except as set forth on Schedule 4.23 and except for the Seller Marks and for the assets used to provide the services contemplated by the Transition Services Agreement or under the Ancillary Agreements and the Corporate Licenses that will not be transferred to or made available to the Companies, (a) the assets, rights, properties and interests owned, leased or licensed by the Companies, taken as a whole, constitute all of the assets, rights, properties and interests necessary to conduct the Businesses from and after the Closing Date in all material respects as currently conducted, and (b) immediately after the Closing, none of Sellers or the Affiliates will have any right, title or interest in or to the properties, assets or rights of the Companies. Nothing in this Section 4.23 shall be deemed to expand the scope of any other representations or warranties given by Sellers in this Article IV.

        4.24 Accounts Receivable. The accounts and notes receivable reflected on the Latest Balance Sheets and to be reflected on the Closing Working Capital Statements arose or will have arisen in the ordinary course of business, and have been or will be determined in accordance with US GAAP consistently applied, and no additional performance was or will be required on the part of any Company for such accounts and notes receivable to be recognized as such in accordance with US GAAP.

        4.25 Inventory. Each Company has good title to its inventory free and clear of Liens, except for Permitted Exceptions. The inventory reflected on the Latest Balance Sheets and to be reflected on the Closing Working Capital Statements has been and will be determined in accordance with US GAAP consistently applied.

        4.26 Questionable Payments. To the Knowledge of the Sellers, neither any Company nor any of their respective directors, officers, agents, employees or persons acting on their behalf has, in connection with the conduct of the Businesses, directly or indirectly given or agreed to give any significant gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Businesses (or assist in connection with any actual or proposed transaction) which (A) could subject the Purchaser, the Businesses or any of the Companies to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, domestic or foreign, or (B) would have a Company Material Adverse Effect.

        4.27 Insurance. The insurance policies maintained by the Companies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

        4.28 Suppliers. Schedule 4.28 sets forth the five largest suppliers of each Business during the year ending December 31, 2004 on the basis of cost of goods or services purchased during such year. Since January 1, 2004, there has not been any adverse change in the business relationship of the Companies with any supplier, except such change as has not had a Company Material Adverse Effect, and to the Knowledge of Sellers, none of the Companies are aware of any threatened loss of, or material adverse change in the amounts or pricing of goods sold to the Companies by any such supplier, except for broad-based pricing actions or similar changes that effect the industry generally.

        4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto) and in this Agreement and the Seller Documents, neither any Seller nor any other Person makes any express or implied representation or warranty with respect to Sellers, the Companies, the Businesses or the transactions contemplated by the Seller Documents, and Sellers disclaim any other representations or warranties, whether made by any Seller, any Affiliate of any Seller, or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV hereof (as modified by the Schedules hereto) and in this Agreement and the Seller Documents, no Seller makes any representations or warranties whatsoever to Purchaser and hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any confidential memoranda or other documents distributed by or on behalf of Sellers relating to the Shares or the Businesses or other publication or data room information provided to Purchaser or its representatives, including any vendor due diligence report, or any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of any Seller or any of their respective Affiliates). The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material, or that such matter would result in a Company Material Adverse Effect.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser (and, if Purchaser has designated any Affiliate to participate in the purchase of all or any portion of the Shares in accordance with Section 1.2 hereof, such designee) hereby represents and warrants (jointly and severally, if more than one Person) to Sellers as follows:

        5.1 Organization and Good Standing. Purchaser is a corporation or other entity duly organized, validly existing and in good standing (if such concept or its equivalent exists under relevant Law) under the Laws of the jurisdiction of its organization.

        5.2 Authorization of Agreement. Purchaser has all requisite corporate or other applicable organizational power and authority to execute and deliver this Agreement, each Local Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of the Purchaser Documents has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        5.3 Conflicts; Consents of Third Parties.

        (a) None of the execution and delivery by Purchaser of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of Purchaser;
(ii) conflict with, violate, result in the breach of or termination, or constitute a default of, or result in the acceleration of payment or performance under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound; or (iii) subject to receipt of the consents referred to in
Section 5.3(b), violate any Law or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, prevent or materially delay Purchaser from consummating the transactions contemplated hereby.

        (b) Except (i) for filings under the HSR Act, and (ii) as set forth on
Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Purchaser in connection with the execution and delivery of the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

        5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or adversely affect the ability of Purchaser to enter into the other Purchaser Documents or consummate the transactions contemplated hereby or thereby.

        5.5 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. Purchaser is an "accredited investor" as such term is defined in the Securities Act and Ontario Securities Commission Rule 45-501. Purchaser understands that the Shares have not been registered under the Securities Act or under the laws of any other jurisdiction and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

        5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any fee or commission or like payment in respect thereof through Purchaser. Purchaser shall be responsible for the fees or commissions of any Person listed on Schedule 5.6.

        5.7 Sufficiency of Funds. Purchaser has sufficient funds, from cash on hand or committed lines of credit, to pay the Final Purchase Price and otherwise consummate the transactions contemplated by the Purchaser Documents. To the extent any portion of such funds will be provided by third-party investors or lenders, Purchaser has delivered to Sellers copies of all commitment letters and accompanying term sheets and equity commitment letters (the "Financing Commitments"), all of which are listed on Schedule 5.7. Assuming that the amounts contemplated to be provided by the Financing Commitments are provided, the aggregate proceeds of the financing to be provided thereunder, together with Purchaser's funds on hand, will be in an amount sufficient to purchase the Shares and pay all fees and expenses incurred by Purchaser in connection with the transactions contemplated hereby and by the Financing Commitments. The Financing Commitments are in full force and effect, have not been withdrawn, terminated or modified, and no Person extending such Financing Commitment has advised Purchaser or any Affiliate of Purchaser, and Purchaser has no Knowledge, that the financing contemplated by the Financing Commitments will not be made available to Purchaser. Purchaser will not agree to any amendment or termination of the Financing Commitments, if such amendment would impair Purchaser's ability to consummate the transactions contemplated by this Agreement, without the prior written consent of Pactiv.

        5.8 Condition of the Companies. Notwithstanding anything contained in this Agreement or any of the other Seller Documents to the contrary, Purchaser acknowledges and agrees that neither any Seller nor any of their respective Affiliates is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article IV hereof (as modified by the Schedules hereto) and the rest of this Agreement and the Seller Documents. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article IV hereof (as modified by the Schedules hereto) and shall be subject to Article IX hereof. Purchaser further represents that neither any Seller nor any Affiliate of any Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Seller, any Company, the Shares, the Businesses, or the transactions contemplated by the Seller Documents not expressly set forth herein, and none of the Sellers, any of their respective Affiliates, or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including any confidential memoranda or other documents distributed by or on behalf of Sellers relating to the Shares, the Businesses or other publication or data room information provided to Purchaser or its representatives, including any vendor due diligence report or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Shares, the Businesses and each of the transactions contemplated by the Seller Documents.

        5.9 No Knowledge of Breach. To Purchaser's Knowledge, as of the date hereof, and after taking into account the matters set forth in the Schedules and Purchaser's due diligence review (assuming, for purposes of Sellers' representations and warranties in Section 4.23, completion by Sellers of the Reorganization), there exists no breach of any representation or warranty by Sellers in this Agreement.

                                   ARTICLE VI

                                    COVENANTS

        6.1 Access to Management. Prior to the Closing Date, Purchaser shall be permitted access, during normal business hours and subject to Pactiv's prior approval (not to be unreasonably withheld), to such officers, employees, consultants, agents, accountants, attorneys, environmental consultants and other representatives of the Companies as Purchaser may request. It is understood that, as a general rule, such access will be limited to discussions with or presentations by senior management personnel of the Companies. Purchaser shall reimburse Sellers or the Companies for the reasonable out-of-pocket costs and expenses incurred by Sellers or the Companies in complying with requests made by Purchaser in connection with this Section 6.1.

        6.2 Conduct of Business Pending the Closing. Prior to the Closing,


        (a) Sellers shall, and shall cause the Companies to (A) conduct the respective businesses of the Companies only in the ordinary course of business consistent with past practice, and (B) use commercially reasonable efforts to
(1) preserve the present business operations, organization and goodwill of the Companies, and (2) preserve the present relationship with Persons having material business dealings with the Companies, and (C) make capital expenditures in accordance with its annual budget previously provided to Purchaser, provided that nothing in this Section 6.2(a) shall prevent the Companies from (x) paying dividends or other cash transfers or payments to or on behalf of any Seller or any of its Affiliates, or (y) repaying any Indebtedness.

        (b) Without limiting the generality of the foregoing except: (i) as set forth on Schedule 6.2 hereto, (ii) as expressly contemplated by the Seller Documents, (iii) as required by applicable Law, or (iv) with the prior written consent of Purchaser (not to be unreasonably withheld), Sellers shall not, and shall cause the Companies not to:

                (i) transfer, issue, sell or dispose of any shares of capital stock or other securities of any Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Company;

                (ii) effect any recapitalization, reclassification, stock split or other change in the capitalization of any Company;

                (iii) enter into any new line of business, discontinue any line of business or amend the certificate of incorporation or by-laws (or comparable organizational documents) of any Company;

                (iv) except for (A) trade payables in the ordinary course of business, and (B) amounts that will be repaid at or prior to the Effective Time, incur or increase any Indebtedness (other than Indebtedness that will be paid off at or prior to Closing), or become the guarantor, surety, endorser or otherwise liable (whether directly, contingently or otherwise) for any debt, obligation or liability (contingent or otherwise) of any other Person (except for another Company);

                (v) subject any of the properties or assets (whether tangible or intangible) of any Company to any Lien (except for Permitted Exceptions) that will not be removed at or prior to Closing;

                (vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any properties, assets or equity interests in any Person, or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets (except for the purchase of raw materials or the sale of inventory for fair consideration in the ordinary course of business consistent with past practice) of any Company for which the aggregate consideration paid or payable is in excess of $1,000,000;

                (vii) (A) grant any material increase in the compensation of officers and directors of any Company, or make any general uniform increase in the compensation of Current Employees of the Companies, except as required by Contracts or pursuant to and consistent with existing plans or programs that have been disclosed to Purchaser, (B) grant any material bonus, benefit or other direct or indirect compensation to any employee, director or consultant of any Company, except as required by Contracts that have been disclosed to Purchaser, pursuant to and consistent with existing plans or programs, (C) enter into or amend any material Company Plan or any other severance, termination, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of the officers, directors, and/or employees of any Company, or (D) enter into any employment agreement with any person that provides for annual base salary in excess of $150,000;

                (viii) except for transfers of cash or borrowings pursuant to normal cash management practices, permit any Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any Affiliate of any Seller;

                (ix) permit any Company to enter into or agree to enter into any merger or consolidation with any other Person or make any loans, advances or capital contributions to, or investments in, any other Person;

                (x) with respect to any Company, settle or compromise any Tax Claim, or waive or extend the statute of limitations in respect of any Taxes, unless doing so would not have an adverse effect on such Company after the Closing Date (other than an adverse effect for which the Sellers agree in writing to indemnify Purchaser and its Affiliates, including the Companies) or is required by Law;

                (xi) make or rescind any express or deemed election relating to Taxes of any Company (except in accordance with past practice) unless doing so would not have an adverse effect on such Company after the Closing Date (other than an adverse effect for which the Sellers agree in writing to indemnify Purchaser and its Affiliates, including the Companies) or would be required by applicable Law;

                (xii) except in the ordinary course of business, modify, amend, terminate or fail to renew (to the extent such contract can be unilaterally renewed by any Company) any Material Contract to which any Company is a party, or waiver, release or assign any material rights or claims thereunder or enter into any contract other than in the ordinary course of business consistent with past practice that would be material to the Businesses;

                (xiii) settle, pay or discharge any litigation, investigation, arbitration, proceeding or other claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) arising from the conduct of business except in the ordinary course of business consistent with past practice and except that the matters disclosed on Schedule 4.18 may be settled without the Purchaser's consent provided such settlement does not impose any costs or restrictions on the Businesses after Closing other that as provided herein;

                (xiv) make any change in the accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Business, except insofar as may have been required by a change in GAAP and after consulting with independent accounts;

                (xv) modify or change in any material respect, allow to expire or lapse or fail to renew any material permit or material insurance policy listed on Schedule 6.8;

                (xvi) authorize any material capital expenditures not budgeted for; or

                (xvii) agree or commit to take any action prohibited by this
        Section 6.2(b).

        6.3 Employee Matters.

        (a) Company Employees. Except as otherwise provided in this Agreement, the Current Employees shall continue to be employed by the Companies as of the Effective Time on the same terms and conditions as immediately prior to the Effective Time.

        (b) Transferred Employees. As of the Effective Time, Pactiv or its Affiliates (including its Mexican service company) shall terminate the employment of all of the employees listed on Schedule 6.3(b) (the "Transferred Employees"), and Purchaser (or an affiliated Mexican service company) shall offer employment to all such Transferred Employees (other than those who are not actively at work on the Closing Date on account of short-term or long-term disability, who shall be offered employment upon their return to work). In connection with the transfer of the Mexican Employees, the parties shall enter into an Employer Substitution Agreement in accordance with applicable Law and local practice. Transferred Employees who accept Purchaser's offer of employment shall also be deemed "Current Employees" for purposes of this Section 6.3.

        (c) Terms of Employment.

                (i) Salary and Wage and Benefit Levels. For a period of one year immediately following the Closing Date Purchaser shall provide, and shall cause the Companies to provide, to all Current Employees: (i) a salary or wage rate (including bonus opportunities) that is not less than his or her salary or wage rate in effect immediately prior to the Closing Date, and (ii) benefits (excluding equity-based and defined benefit pension benefits) which, in the aggregate, are substantially similar to the benefits such Current Employees were receiving immediately prior to the Closing Date, in each case subject to applicable Law, contracts or collective bargaining agreements. Purchaser shall or shall cause the Companies to assume all liabilities and obligations with respect to regular bonus plans sponsored or maintained by Sellers or any of their Affiliates covering any Current Employees on the same terms and conditions as set forth in such plans, and Sellers shall have no liabilities or obligations whatsoever for any bonuses under such plans with respect to such Current Employees.

                (ii) Employment-Related Agreements. Except as otherwise provided in this Section 6.3, Purchaser shall cause the Companies to honor, or assume where applicable, the obligations of Sellers and the Companies under the provisions of (x) the collective bargaining agreements (including any benefit plans maintained pursuant to such collective bargaining agreements), and "social plans," set forth on Schedule 4.17 of the Disclosure Schedule, and (y) the employment agreements for the Current Employees who are employees of Seller's affiliated Mexican service company, and Sellers and Purchaser shall take all steps necessary or appropriate so that, effective immediately following the Closing Date, Purchaser or the Companies have assumed all obligations and liabilities of Sellers under such collective bargaining agreements, social plans, and employment agreements, and neither Sellers nor their Affiliates shall have any further obligation or liability with respect to any such agreements. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any Company shall be responsible for
        (A) any obligations arising under or related to the agreements listed on
        Schedule 6.3(c)(ii), including stay bonuses and pension enhancements thereunder, or (B) any benefit or compensation arrangements which benefit employees In the United States of America or Canada other than, or in addition to, Current Employees or former employees of the Companies, whether such obligations arise or such amounts are payable prior to, on or following the Closing Date.

                (iii) Employee Benefit Plans.

                        (A) Purchaser shall cause the Companies to assume and
                discharge all liabilities and obligations of Pactiv relating to accrued but unused sick pay and vacation pay owed to Transferred Employees who accept such offer of employment from Purchaser. All such employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Current Employees on or after the Closing Date shall, as applicable, grant credit for amounts paid by Current Employees during the applicable plan year, shall not exclude pre-existing conditions to the extent such conditions are covered by Sellers' plans, shall waive any evidence of insurability provisions, waiting period requirements or any similar provision, in each case to the extent waived or otherwise not applicable under the Sellers' plans, and shall count service with the Companies for purposes of eligibility to participate, vesting and level of benefits (but not accrual of benefits) with respect to pension, retirement and other benefit plans, and vacation and severance, to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of the Companies prior to the Closing Date and, in the case of Non-U.S. Employees, further to the extent and in the manner provided for under applicable Law, except, in each case, to the extent that such credit would result in duplication of benefits for such period of service.

                        (B) Purchaser and Sellers acknowledge and agree that (i)
                Sellers shall be responsible for all liabilities and obligations for medical, dental, health and life insurance benefits pursuant to the terms of their and their Affiliates' plans with respect to any claims incurred by Current U.S. Employees and their dependents on or before the Closing Date, whether or not reported as of the Closing Date, and (ii) Purchaser shall be responsible for all liabilities and obligations for medical, dental, health and life insurance benefits pursuant to the terms of its plans with respect to any claims incurred by Current U.S. Employees and their dependents after the Closing Date. For purposes of this Section 6.3, a claim shall be deemed to have been incurred upon the incurrence by a Current U.S. Employee or dependent of a qualified expense for which reimbursement or payment is sought.

                (iv) Severance. Purchaser shall provide, or cause the Companies to provide, at a minimum, severance benefits to Current Employees that are not covered under any collective bargaining agreement who are terminated (other than for cause) on or before the first anniversary of the Closing Date as follows: to salaried Current Employees, two weeks of base pay per year of service (including service with Sellers and/or any of their Affiliates), and any prior employer to the extent recognized by Sellers and/or their Affiliates, up to maximum of 52 weeks base pay; and to hourly Current Employees that are not covered under any collective bargaining agreement, one week of base pay per year of service (including service with Sellers and/or any of their Affiliates, and any prior employer to the extent recognized by Sellers and/or their Affiliates), up to maximum of 16 weeks base pay (provided, in all instances, the severance benefits shall not be less than those required by applicable Law). Any such salaried or hourly Current Employee shall receive a minimum of four weeks base pay as severance benefits. In addition, any such Current Employee who is terminated on or before the first anniversary of the Closing Date (other than for cause) shall be permitted to continue coverage under the Purchaser's medical and life insurance plans at the active employee rate for the period of weeks for which severance benefits are paid to such Current Employee (the "Severance Period"). Continuation coverage under the Purchaser's medical plan pursuant to the Consolidated Omnibus Reconciliation Act of 1985 or similar Law or program, if elected, shall commence at the expiration of the Current Employee's Severance Period. In addition, any salaried Current Employee who is terminated (other than for cause) on or before the first anniversary of the Closing Date shall be provided outplacement assistance during his or her Severance Period. The severance benefits set out in this Section shall be paid in addition to any contractual entitlements during any period of notice of termination of employment. To the extent Purchaser obtains a release from a severed Current Employee, Purchaser shall obtain from each severed Current Employee a release of claims which includes a release of claims against Sellers and their Affiliates in exchange for the severance benefits provided for herein, provided that Purchaser need not do so if Purchaser determines in good faith that to obtain a release of claims against Sellers and their Affiliates would jeopardize Purchaser's ability to release or increase the cost to Purchaser or the Companies of doing so.

        (d) No Participation in Sellers' Plans/Defined Contribution Plans.

                (i) From and after the Effective Time, other than as set forth in the Transition Service Agreement, the Current Employees shall not participate in, or have any rights under, any of Pactiv's or its Affiliates' benefit plans, except to the extent of accrued benefits payable to such Current Employees under such plans. Pactiv and/or its Affiliates shall retain sponsorship of its plans (other than the Non-US Plans), and neither Purchaser nor any of the Companies shall be entitled to any of the assets of such plans nor have any liability thereunder.

                (ii) As of the Closing Date, the Companies shall cease to be sponsoring or participating employers under the Pactiv Hourly 401(k) Plan and the Pactiv Salaried 401(k) Savings Plan (the "Pactiv Savings Plans"). As of the Closing, Sellers or their Affiliates shall have caused all Current U.S. Employees to become vested in their accrued benefits under the Pactiv Savings Plans. Prior to the Closing Date, Sellers shall cause employer matching contributions for Current U.S. Employees to be made under the Pactiv Savings Plans for the period up to and including the Closing Date. Any defined contribution plan established for Current Employees by Purchaser or its Affiliates shall, subject to applicable Law, provide for receipt (in the form of an eligible rollover distribution) of lump-sum cash distributions (including outstanding loans) from the qualified defined contribution plans maintained by Pactiv and/or its Affiliates which such Current Employees elect to rollover to Purchaser's defined contribution plan.

        (e) Defined Benefit Pension Plans. As of the Closing Date, the Companies shall cease to be sponsoring or participating employers under the Pactiv Retirement Plan (the "Seller's U.S. Pension Plan").

        (f) Obligation to Provide Benefits. Except as expressly provided in this
Section 6.3, nothing in this Agreement shall (i) require Purchaser or any of its Affiliates to continue the employment of any Current Employee after the Closing Date, (ii) to establish or continue any particular employee benefit plan, practice, program or policy for any particular period of time after the Closing Date or (iii) prohibit or in any way limit Purchaser's ability to amend or terminate any such plan, practice, program or policy. Purchaser and its Affiliates shall not assume any obligation to Current Employees that is not expressly provided for herein.

        (g) Communications. Prior to the Closing Date, Sellers and their Affiliates shall make no communications to employees of Sellers or their Affiliates regarding benefits to be provided to employees of the Businesses after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, except that Sellers and their Affiliates may communicate regarding such matters with employees of the Businesses to the extent necessary in connection with obtaining any approval or consent required in connection with the transaction contemplated hereby, including any union representatives, trustees or pension funds, or works councils.

        (h) Non-U.S. Plans. Notwithstanding any other provisions in this Section 6.3, the Non-U.S. Plans shall continue in full force and effect after the Closing. Purchaser shall use all its reasonable efforts to cause the Companies to (1) maintain the Baldwin Group Limited Pension Scheme and The Baldwin Executive Pension Scheme (the "Baldwin Schemes") for the benefit of Current Employees who are members or will on completion of a waiting period become eligible for membership in the Baldwin Schemes for a period of not less than one year from the Closing Date, and (2) not agree to any voluntary and material adverse amendments to future service benefits under the Baldwin Schemes during the one year following the Closing Date. Purchaser shall cause the Companies to
(a) maintain the Pactiv (UK) Limited Pension Scheme (formerly the Tenneco Packaging (UK) Pension Scheme), and the Stanplan A arrangement for employees of Pactiv UK Limited (the "Pactiv UK Schemes") for the benefit of Current Employees who are members or will on completion of a waiting period become eligible for membership of the Pactiv UK Schemes for a period of not less than one year from the Closing Date; (b) not agree to any voluntary and material adverse amendments to future service benefits under the Pactiv UK Schemes during the one year following the Closing Date; and (c) continue employer contributions to the Legal & General Group Personal Pension Schemes for employees of Pactiv (UK) Limited at the level at which employer contributions were being made immediately before the Closing Date during the one year following the Closing Date.

        (i) Non-Hire. Except for the Purchaser or the Companies hiring of the Transferred Employees as provided herein, for a period ending two years after the Closing Date, (i) Purchaser shall not, and shall not permit the Companies to, solicit for hire, or hire, any salaried employees of Sellers or their Affiliates, provided that Purchaser and the Companies may place advertisements for employment in media of general circulation not specifically directed at Seller's or Sellers' Affiliates' employees and hire any persons who responds to such a general solicitation, and (ii) Sellers shall not, and shall not permit their Affiliates to, solicit for hire, or hire, any salaried employees of the Companies, provided that Sellers and or Sellers' Affiliates may place advertisements for employment in media of general circulation not specifically directed at the Companies' employees and hire any persons who responds to such a general solicitation.

        (j) The Companies are responsible for all pending workers' compensation benefits and claims for any Current Employees. Seller will pay all workers' compensation benefits with respect to injuries occurring to any Transferred Employee prior to the Closing Date. Purchaser or the Companies will pay all workers' compensation benefits with respect to injuries occurring to any Transferred Employee after the Closing Date.

        (k) Seller shall indemnify and hold harmless the Companies, Purchaser and its Affiliates from and against all costs, obligations and liabilities arising by reason of any Company being an ERISA Affiliate of any Seller or any ERISA Affiliate thereof (other than a Company).

        6.4 Preservation of Records; Cooperation.

        (a) Subject to Section 9.5(d)(ii) hereof (relating to the preservation of Tax records), Sellers and Purchaser shall preserve and keep the records held by it relating to the business of the Companies (and, in the case of Purchaser, shall cause the Companies to preserve and keep their records for so long as such Companies are an Affiliate of Purchaser) for a period of seven years from the Closing Date (or such longer period as may be required by Law) and shall make such records and appropriate personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claim by, Legal Proceedings against or governmental investigations of, Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement, the other Seller Documents, or the other Purchaser Documents. If Sellers, Purchaser or the Companies wishes to destroy such records within seven years of the Closing Date, such party shall first give 90 days prior written notice to the other parties, and the other parties shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records subject to any applicable confidentiality restrictions.

        (b) In the event that any action, suit, proceeding or investigation relating to the Businesses or to this Agreement is commenced, whether before or after the Closing, where the parties to this Agreement are not adverse, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make reasonably available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense (except for trade secrets, documents subject to any confidentiality agreement, attorney-client privilege or other applicable privilege and such items which may not be made available pursuant to a court order). A party requesting cooperation under this
Section 6.4(b) shall reimburse the other party or parties for out-of-pocket costs incurred in connection therewith.

        (c) Purchaser acknowledges that all information provided or made available to it or any of its Affiliates, agents and representatives by Seller and its Affiliates, agents and representatives is subject to the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate. Notwithstanding the foregoing, it is understood and agreed that Purchaser may disclose information (i) to any potential co-investor pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, and (ii) as reasonably necessary in order for Purchaser to satisfy the conditions and obligations contained in the Financing Commitments, including, without limitation, as part of any "road shows" contemplated by the Financing Commitments.

        (d) After the Closing Date, Seller shall use commercially reasonable efforts to, and to cause its directors, officers, employees, advisors, representatives and Affiliates to, keep the Purchaser Information (as defined below) confidential following the Closing Date, except that any such Purchaser Information required by Law or legal process to be disclosed may be disclosed without violating the provisions of this Section 6.4(d); provided, however, in such event Seller shall provide Purchaser with prompt notice of such requirement in order to enable Purchaser to seek an appropriate protective order or other remedy. In the event that such protective order or other remedy is not timely obtained, Seller shall use commercially reasonable efforts to disclose only that portion of the Purchaser Information which Seller's counsel advises Seller it is legally required to disclose. Upon the request and at the expense of Purchaser, Seller shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in Purchaser or any Company, fully and completely, all rights created or contemplated by this
Section 6.4(d). For purposes of this Agreement, the term "Purchaser Information" shall mean all confidential information concerning the Businesses, the Purchaser and the Companies, including any assets, liabilities, goodwill, employees, trade secrets, know-how and other confidential technical business and financial information, including any information concerning past, present or prospective customers, marketing data or other confidential information (whether or not known with the knowledge and permission of any Company and whether or not at any time prior to the Closing developed, devised, or otherwise created in whole or in part by the efforts of Seller), other than information that (x) does not relate exclusively to the Businesses, (y) is otherwise used in the ordinary course of business of Sellers' Businesses, or (z) is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.4(d).

        6.5 Publicity. Neither Sellers or their Affiliates, on the one hand, nor Purchaser or its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which a party or its Affiliates lists securities, provided that, to the extent disclosure is required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

        6.6 Intercompany Agreements. Prior to or at Closing, except (i) with regard to those arrangements provided for in the Ancillary Agreements, (ii) with regard to the provisions of Section 6.7 hereof, or (iii) as set forth on
Schedule 6.6 each Seller shall, and shall cause each Company to, cause all intercompany agreements between any Company, on the one hand, and/or such Seller or any of its Affiliates (other than the Companies), on the other hand, to be terminated as of the Effective Time, and all obligations thereunder and all other intercompany trading accounts to be cancelled and released.

        6.7 Use of Name.

        (a) Purchaser shall cause the Companies (i) as soon as practicable after the Closing Date and in any event within 90 days following the Closing Date, to cease production of any and all products and other materials inscribed with the name "Pactiv" or any other service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks"), provided that the foregoing shall not require the Purchaser to cause the Companies to cease production of products or other materials using molds inscribed with any of the Seller Marks which shall be the subject of Section 6.7(b), (ii) immediately after the Closing, to cease to hold themselves out as having any affiliation with any Seller or any of their Affiliates, and (iii) as promptly as practicable but in no event later than 30 days following the Closing Date, in the case of any Company whose name includes the name "Pactiv" or any variation or derivative thereof, to change its corporate name to a name that does not include the name "Pactiv" or any variation or derivative thereof, and make any necessary legal filings with the appropriate Governmental Body to effect such change.

        (b) In furtherance of Section 6.7(a), as promptly as practicable but in no event later than 9 months following the Closing Date, Purchaser shall cause the Companies to remove, strike over or otherwise obliterate all Seller Marks from all materials owned by any Company, including molds, vehicles, business cards, schedules, stationery, packaging materials, displays, and signs.

        (c) For the purpose of complying with this Section 6.7, Sellers grant to Purchaser a limited non-exclusive transition trademark license solely for the purpose of the Companies' transitioning use of the Seller Marks after Closing. Neither Purchaser nor any Company shall acquire any rights whatsoever in the Seller Marks by virtue of its use during this transition period and all use of the Seller Marks by Purchaser or the Companies during this period and all goodwill arising out of such use shall inure to the benefit of Sellers.

        (d) Purchaser may extend the time periods to comply with this Section
6.7 with Pactiv's consent (such consent not to be unreasonably withheld) by delivering notice to Pactiv no later than ten business days prior to the expiration of the relevant period set forth in Section 6.7(a) or (b), provided that if the aggregate amount of the extensions for any relevant period is equal to or exceeds the initial time allowed (i.e., 90 days, 30 days, or 9 months), then any such further extensions shall be at Pactiv's sole discretion.

        6.8 Insurance.

        (a) The insurance policies listed on Schedule 6.8 hereof are owned by one or more of the Companies (the "Company Policies"), and will continue in force following the Closing (subject to the Companies' continued compliance with the terms of such policies, including paying all applicable premiums).

        (b) Purchaser acknowledges that, upon Closing, all insurance coverage provided in relation to the Businesses pursuant to policies maintained by any Sellers or their Affiliates other than the Company Policies, whether such policies are maintained in whole or in part with third-party insurers or with Seller or its Affiliates, shall cease and no further coverage shall be available to any Company under any such policies or programs to the extent that such are "claims made" basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which a Company or any Seller or Affiliate (in the latter case in relation to the Businesses) may have at Closing. Sellers shall use commercially reasonable efforts to allow the Businesses to retain the benefit of "occurrence" based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing; it being understood and agreed that the retention by the Businesses of the benefit of such "occurrence" based policies of insurance shall, to the extent such coverage also exists with respect to Pactiv or any of its current or former Affiliates (other than any Company), be without prejudice to the rights of Pactiv or such other current or former Affiliates (other than any Company) to continue to retain the benefit of such "occurrence" based policies of insurance at and after the Closing Date as such policies were in effect on the date prior to the Closing Date.

        (c) Any claims made under the insurance policies referred to in Section 6.8(a) in respect of the Businesses and as to which coverage remains available after Closing shall be administered and collected by Sellers (or by a claims handler appointed by Sellers) who shall use their commercially reasonable efforts to collect any proceeds under such insurance policies for the benefit of Purchaser. Purchaser shall cooperate fully with Sellers to enable Sellers to comply with the requirements of the relevant insurer, and Purchaser shall provide such information and assistance as Sellers may reasonably request in connection with any such claim. Any monies received by Sellers as a result of such claims shall be paid over to Purchaser, net of all reasonable costs and expenses of recovery (including all reasonable handling and collection charges by any claims handler appointed by Sellers).

        (d) With regard to all other claims filed or pending in respect of the insurance policies referred to in Section 6.8(b) prior to the Closing Date and relating to the Businesses and/or the Companies, Sellers will be responsible for and will be entitled to retain any monies received relating thereto, provided that Sellers shall pay such amounts to the applicable Company if and to the extent that such claim is reflected as an account receivable in the determination of Final Working Capital.

        6.9 Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including:
(i) satisfying conditions to Closing as promptly as practicable, (ii) obtaining all necessary actions or nonactions, waivers, consents and Governmental Approvals and the making of all necessary registrations and filings, if any (including filings with Governmental Bodies), and taking all steps as may be necessary, proper or advisable to obtain an approval or waiver from, or to avoid an action or proceeding in connection with any Governmental Approval, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body in connection with any Governmental Approval vacated or reversed, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        (b) The Sellers and the Companies shall cooperate with Purchaser and its agents and representatives, at Purchaser's expense, in order for Purchaser to satisfy the conditions and obligations contained in the Financing Commitments, including providing reasonable access to the books and records, officers, directors, agents and other representatives of the Companies, providing any financial statements required in connection with such debt financing, assistance and cooperation with the preparation of standard confidential memorandum, providing customary certification to placement agents and auditors, participating in any "road shows", causing the Company's accountants to provide comfort letters, and marketing any securities.

        (c) It is understood by Purchaser and Sellers that, as set forth in the Schedules, as of the date of this Agreement, certain assets, rights, properties or interests that relate to, or are primarily used in the Businesses, are legally owned by a Seller or an Affiliate of Seller. Seller covenants to transfer these assets, rights, properties or interests to a Company prior to Closing (the "Reorganization"). If after Closing Purchaser or Sellers shall identify any assets, rights, properties or interests (other than the Corporate Licenses) that primarily relate to the Businesses but which were not legally owned by a Company but instead were legally owned by a Seller or an Affiliate of a Seller, Sellers shall transfer, or cause such Affiliates to transfer, such assets, rights, properties or interests to a Company as directed by Purchaser without further consideration.

        6.10 Governmental Filings and Approvals.

        (a) Without limiting the generality of Section 6.9, each of Purchaser and Sellers will promptly, and in any event within ten Business Days after execution of this Agreement (or such shorter period of time as is required under applicable Law), make all filings or submissions as are required under the HSR Act and, as promptly as possible, make all filings or submissions as are required to obtain all other Governmental Approvals. If European Commission approval is required or sought, a notification or submission to the European Commission shall be made within 3 Business Days of the parties having agreed with the European Commission that it will be accepted as complete or sufficient. For the purposes of this Agreement, the term "Governmental Approval" means any consent, filing, approval, clearance or Order of, with or to any Governmental Body necessary to consummate the transactions contemplated by this Agreement, including filing under the HSR Act and those listed on Schedule 6.10. Each of Purchaser and Sellers will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, notification, or submission which is necessary under the HSR Act or to obtain any Governmental Approval. Each of Purchaser and Sellers will promptly provide the other with drafts and will allow reasonably adequate time for comment by the other party regarding the contents of all communications in connection with any Governmental Approval, and copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their representatives, on the one hand, and any Governmental Body, on the other hand, in connection with any Governmental Approval required by this Agreement or the transactions contemplated hereby. Purchaser will, unless expressly prohibited by the relevant Governmental Body, allow persons nominated by Sellers to attend and make oral submissions at all meetings and conference calls with Governmental Bodies. Without limiting the foregoing, each of Purchaser and Sellers will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Body in connection with any Governmental Approval and promptly provide the other with drafts of all submissions setting out the information to be provided to any Governmental Body with respect to any such inquiry or request and allow reasonably adequate time for comment by the other. In addition, each of Purchaser and Sellers will keep the other apprised of the status of any such inquiry or request. Each party hereto agrees to use its commercially reasonable efforts to cause a termination of the waiting period under the HSR Act without entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby as early a date as possible, and to obtain all other Governmental Approvals. Purchaser will be responsible for the filing fees and charges associated with filings under the HSR Act and in connection with other Government Approvals.

        (b) The parties acknowledge that following the sale of the Shares in Kobusch Packaging Egypt Ltd. ("KPE"), KPE must inform the Egyptian Corporations' Sector of the change of ownership, which will conduct a security check as to Purchaser. Purchaser shall cause KPE to comply with all such notification requirements and to provide all necessary information. In the event the results of the security check are not acceptable to the Egyptian Corporations' Sector, Purchaser shall take such actions as are necessary to obtain such approval.

        6.11 Contacts with Suppliers, Employees and Customers. Subject to
Section 6.1 hereof, prior to the Closing Date, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, delayed or conditioned), Purchaser shall not contact any suppliers to, employees of, or customers of, any Company in connection with or pertaining to any subject matter of this Agreement.

        6.12 Third Party Consents. Prior to the Closing Date, Purchaser and the Sellers shall cooperate and use commercially reasonable efforts in obtaining all approvals, licenses, consents and authorizations necessary from any third party (including any Governmental Body and works councils and similar parties) in connection with the transactions contemplated by this Agreement.

        6.13 Ancillary Agreements. At or prior to Closing, (i) Pactiv and/or an Affiliate of Pactiv, on one hand, and (ii) Purchaser and/ or a Company, on the other hand, shall enter into the following agreements (the "Ancillary Agreements"):

        (a) a Trademark License Agreement between Pactiv and Purchaser with respect to the use of the trademark HEFTY for use in connection with Hefty Express(R) mailers on the terms set forth on Annex B;

        (b) a Transition Services Agreement, on reasonable and customary terms and conditions reasonably acceptable to Purchaser and Sellers, including those outlined on Annex C attached hereto, for the provision by Sellers or their Affiliates of reasonable transition services to the Companies for a specified period of time after Closing;

        (c) a Lease Agreement between Pactiv and Purchaser, with respect to Purchaser's use of certain space in Pactiv's facility at 1900 West Field Court, Lake Forest, Illinois (the "Lake Forest Lease"), on the terms set forth on Annex D;

        (d) a Supply Agreement between Pactiv and Pactiv (UK) Ltd., for the sale by Pactiv of certain food service containers to Pactiv (UK) Ltd., (the "UK Food Service Supply Agreement"), on the terms set forth on Annex E;

        (e) a License Agreement, on the terms set forth in Annex F (the "Shared I/P License Agreement"); and

        (f) a Non-Competition Agreement, on the terms set forth in Annex G (the "Non-Competition Agreement").

        6.14 Certain Employment Matters.

        (a) Purchaser will timely give any notices and take any other actions as may be required under WARN with respect to actions taken by the Purchaser after the Closing Date and shall indemnify and hold Sellers harmless from any liability arising under WARN with respect thereto. Seller shall indemnify and hold Purchaser and the Companies harmless from any liability arising under WARN with respect to actions taken by the Sellers or the Companies prior to the Closing Date

        (b) Seller will inform all works councils or similar bodies of employees as might be required by Law or applicable collective bargaining agreement with respect to the contemplated transactions, and consult with such Persons to the extent required to do so, in accordance with the requirements under the applicable Law and collective bargaining agreements.

        6.15 Waiver of Right of First Refusal. Pactiv, International, and Pactiv Hungary each hereby waives its right of first refusal to purchase quotas in Pactiv Hungary arising under the Hungarian Companies Act.

        6.16 Updated Disclosure Schedules. From the date hereof through the Closing Date, Sellers and Purchaser shall update those portions of the Schedules relating to the representations and warranties contained in Article IV and
Article V, respectively, in each case to reflect any matter first existing or occurring after the date of this Agreement. No such supplement or amendment to the Schedules shall be deemed to cure any breach of a representation or warranty; however, if such supplement or amendment relates to an action or occurrence permitted hereunder, such supplement or amendment will be effective for all purposes of this Agreement, provided that the amendments shall be disregarded for the purposes of compliance with Section 7.1.

        6.17 Resin Purchasing. For two years after Closing, at Purchaser's option, Sellers agree to communicate to its suppliers of resins, together with its own orders for resins, orders that the Companies may have for resins. Such orders will specify that shipments and invoices shall be delivered solely to the requesting party, and that neither party shall retain any ownership interest in resins purchased by the other or assume any responsibility for payment for deliveries of resins to the other party. Notwithstanding the foregoing, nothing herein shall obligate any Seller to negotiate the terms of such supplier's resin sales to Purchaser or to accept any terms that would be less advantageous to Sellers than would be available to Sellers on a stand-alone basis, and Sellers shall not condition its purchases of resins from any supplier on the terms on which such supplier may offer to sell resins to the Companies.

        6.18 Defined Benefit Plan. On the Closing Date, Seller shall pay to Purchaser $500,000 which will be used by Purchaser to make whole those Current U.S. Employees for their unvested benefit which they forfeited on the Closing Date under the Pactiv Retirement Plan.

        6.19 Meyzieu Facility. Sellers shall take all necessary actions (including, without limitation, any necessary Remedial Action) to effect a shutdown of the Company Facility located at Meyzieu, France, including paying all (i) employee related costs, (ii) costs for removal of the bubble-wrap production lines, (iii) costs related to any Remedial Action or otherwise related to Environmental Law, (iv) costs related to an Order by a Governmental Body in connection with the shutdown of such Company Facility, (v) costs related to any third party Claim in connection with the shutdown of such Company Facility, (vi) lease termination costs and (vii) other related costs incurred in the process of shutting down such Company Facility that are reasonably agreed in good faith between Sellers and Purchaser. Sellers shall use commercially reasonable efforts to effect such shutdown prior to Closing, and shall reimburse Purchaser for any out-of-pocket costs incurred by Purchaser related to items (i) through (vii) above post-Closing. At Purchaser's option and cost, the bubble wrap production lines shall be transferred to another Company Facility. Sellers shall have the right to control all matters related to the shutdown of the Meyzieu Facility. Purchaser acknowledges that the shutdown of the Meyzieu Facility is not a Company Material Adverse Effect.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

        7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

        (a) The representations and warranties of Sellers herein or any Seller Document (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Company Material Adverse Effect" or similar exceptions set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except those representations and warranties of Sellers that speak of a certain date, which shall as if made at and as of such time be true and correct as of such date; provided, however, that this condition shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

        (b) Sellers shall have performed and complied with their respective obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in all material respects;

        (c) Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and signed by an officer of each Seller, stating that the conditions in Sections 7.1(a) and (b) have been satisfied;

        (d) The funds contemplated by the Financing Commitments shall have been made available to Purchaser pursuant to the terms thereof;

        (e) There shall have not occurred since the date of this Agreement any occurrence, effect or change that individually or in the aggregate, has had, or is reasonably expected to have, a Company Material Adverse Effect;

        (f) Sellers shall have delivered the documents listed in Section 8.1;
and

        (g) Sellers shall have delivered to Purchaser the Audited Financial Statements in accordance with Section 2.1(b).

        7.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following conditions (which may be waived in writing by Sellers in whole or in part to the extent permitted by applicable Law):

        (a) The representations and warranties of Purchaser herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); provided, however, that this condition shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct in all material respects, individually or in the aggregate, has not had a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

        (b) Purchaser shall have performed and complied with its obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in all material respects.

        (c) Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and signed by an officer of Purchaser, stating that the conditions in Sections 7.2(a) and (b) have been satisfied.

        (d) Purchaser shall have delivered the documents listed in Section 8.2.

        7.3 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by a party in whole or in part to the extent permitted by applicable Law):

        (a) The Governmental Approvals set forth on Schedule 6.10 shall have been obtained or be deemed obtained or granted and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

        (b) No Order issued by any Governmental Body of competent jurisdiction with valid enforcement authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

        8.1 Documents to Be Delivered by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered or made available, to Purchaser the following:

        (a) all necessary documents, duly executed where so required, to transfer good title (with full title guarantee for Companies organized under the laws of the United Kingdom) in all the Shares to Purchaser free and clear of all Liens except Permitted Exceptions, including Local Agreements to the extent set forth on Schedule 8.3 or otherwise agreed upon by parties;

        (b) (i) the share certificates (including in relation to any bearer shares) or such other documents representing all of the Sellers' record and beneficial ownership in and to the Companies duly endorsed, where necessary, with the name of the Purchaser or its Affiliate or in blank or accompanied by stock transfer powers, and (ii) transfers in common form relating to all the shares of the Companies listed on Annex A organized under the laws of the United Kingdom duly executed in favor of the Purchaser or its designee and certificates relating to the shares of such Companies;

        (c) such other documents as Purchaser shall reasonably request to transfer the Shares, and to exercise all voting and other rights attaching to the Shares including to the extent required, evidence of registry of the Shares in the name of Purchaser on the stockholders' registry of a Company, or an irrevocable power of attorney executed by each Seller in favor of Purchaser, or its nominees, enabling Purchaser, or its nominees, pending registration of the transfers of the Shares, to exercise all voting and other rights attaching to the Shares and to appoint proxies for that purpose;

        (d) in respect of each Company, the certificates of incorporation, seal (if it exists), by-laws, operating agreement or equivalent organizational document, certified by the secretary, assistant secretary or equivalent person of the relevant Company, and the share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books or such equivalent items in the relevant jurisdiction as are kept by such Company or are required by the Law of the jurisdiction where such Company is incorporated to be kept by such Company and, where applicable, certificates of good standing in each Company's jurisdiction of organization as of a recent date;

        (e) any additional books and records of the Company or related to the Businesses not located at the Company Properties including, without limitation, common seals, statutory books, share certificate books, check books, leases, title deeds and Permits obtained by or issued to any of the Companies.

        (f) written resignation from each of the directors (or, if none, the managers or their equivalent positions) and officers of each Company resigning their offices (or other corporate action evidencing their removal from office) except as agreed prior to the Closing Date with Purchaser;

        (g) for Pactiv Jiffy Limited, Ambassador Packaging Limited, Grainger Smith Limited and Pactiv (UK) Ltd. (the "UK Companies"), a copy of letters of resignation as auditors of each such UK Company signed by the auditors of each such UK Company and complying with s392 Companies Act (or its equivalent in the relevant territory), together with a statement pursuant to s394(1) Companies Act (or its equivalent in the relevant territory), acknowledging that there are no circumstances connected with their ceasing to hold office which should be brought to the attention of the members or creditors of the UK Companies;

        (h) a copy of each Ancillary Agreement, duly executed by Sellers and/or their relevant Affiliates;

        (i) to the extent required by Law, copies of all minutes of meetings with the workers councils of a Company, evidencing consultation as to the contemplated transactions as required;

        (j) the certificate required under Section 7.1;

(k) an affidavit of Pactiv issued pursuant to and in compliance with Section 1445 of the Code (and the regulations thereunder) and dated as of the Closing Date, in a form reasonably satisfactory to Purchaser, certifying that Pactiv is not a "foreign person" within the meaning of Section 1445 of the Code; and

        (l) such other documents as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement.

        8.2 Documents to Be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:

        (a) The Initial Purchase Price;

        (b) the Local Agreements to the extent set forth on Schedule 8.3 or otherwise agreed upon by the parties;

        (c) a copy of each Ancillary Agreement, duly executed by Purchaser and/or the relevant Company;

        (d) the certificate required under Section 7.2; and

        (e) such other documents as Sellers may reasonably request to consummate the transactions contemplated by this Agreement.

        8.3 Share Transfer Requirements. Schedule 8.3 sets forth certain requirements for the valid transfer of Shares pursuant to this Agreement in each jurisdiction governing the transfer of such Shares. Each of the Sellers and Purchaser hereby agrees to comply with the provisions set forth in Schedule 8.3 with respect to each jurisdiction governing the transfer of the Shares governed by such jurisdiction.

                                   ARTICLE IX

                                 INDEMNIFICATION

        9.1 General Indemnification.

        (a) The provisions of this Section 9.1 shall not apply to any Losses based upon, attributable to or resulting from the failure of any representation or warranty contained in Section 4.11 to be true and correct or for the indemnification for Taxes provided in Section 9.5(a), which in each case shall instead be governed exclusively by the provisions of Section 9.5.

        (b) Subject to the provisions of this Article IX, from and after the Closing Date, Sellers shall jointly and severally (to the extent permitted under applicable Law) indemnify and hold Purchaser and its Affiliates, harmless from and against any and all Losses based upon, attributable to or resulting from:

                (i) the failure of any representation or warranty of Sellers set forth in Article IV hereof or any representation or warranty contained in this Agreement or any certificate delivered by or on behalf of Sellers pursuant to this Agreement to be true and correct as of the Closing Date;

                (ii) the breach of any covenant or other agreement on the part of Sellers under this Agreement;

                (iii) the Reorganization;

                (iv) the matter described under the caption "Pactiv/Hexacomb Spain" on Schedule 4.18, provided that Sellers shall retain all rights to any insurance proceeds, rights of contribution, or other rights related to such matter, and Purchaser shall cooperate, and cause the Companies to cooperate, with Sellers in connection with the defense of such matter or the recovery of any amounts related thereto from third parties, including insurance carriers; and

                (v) any royalties or interest due to Sealed Air Corporation for periods prior to Closing with respect to the agreements listed as items 60 and 61on Schedule 4.15(a), except to the extent accrued on the Final Working Capital Statements.

        (c) Subject to Section 9.4 hereof, Purchaser shall indemnify and hold Sellers and their Affiliates harmless from and against any and all Losses based upon, attributable to or resulting from:

                (i) the failure of any representations and warranty of Purchaser set forth in Article V hereof or any representation and warranty contained in any certificate delivered by or on behalf of Purchaser pursuant to this Agreement to be true and correct as of the Closing Date;

                (ii) the breach of any covenant or other agreement on the part of Purchaser under this Agreement; and

                (iii) any and all Losses arising out of, based upon or relating to Purchaser's operation of the Businesses or Purchaser's ownership of the Shares from and after the Effective Time.

        (d) In determining indemnification obligations under this Article IX, Sellers and Purchaser hereby agree that

                (i) For purposes of determining whether there has been a failure of any representation or warranty to be true and correct and the amount of Losses sustained or incurred by Purchaser, for purposes of Section 9.1(b)(i) and Section 9.1(c)(i), such representations and warranties shall be interpreted without giving effect to the words "material," "materially," "Company Material Adverse Effect" or similar qualifications (other than in Section 4.9, where such terms shall be given full effect);

                (ii) In the event indemnification is sought as a breach of the representation and warranty in Section 4.9 for a matter which is the subject matter of another breach of a representation and warranty of Sellers under this Agreement, Seller's sole obligation with respect to such matter shall be determined under such other Section and not Section 4.9;

                (iii) Should Sellers or any of their Affiliates incur any liability to any third party with respect to any liability or obligation of any Company (other than a matter for which Sellers have agreed to indemnify Purchaser hereunder or under the terms of that certain side letter agreement, dated as of the date hereof, between Pactiv and Purchaser), Sellers shall be entitled to obtain contribution from the Companies for such amounts; and

                (iv) Purchaser shall not be entitled to indemnification for a breach of the representations and warranties in Section 4.8 with respect to the Unaudited Financial Statements or the Interim Financial Statements to the extent such matter resulted in an adjustment to the Initial Purchase Price under Section 2.1(b) or is taken into account in the Working Capital Adjustment.

        9.2 Limitations on Indemnification for Breaches of Representations and Warranties. Other than the representations and warranties set forth in Sections 4.1-4.3, 4.7, 4.16(g), 4.16(h), and 4.21 hereof, a party shall not have any liability under Section 9.1(b)(i) for any Losses (i) for any individual item where the Loss relating thereto is less than $150,000, (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $150,000, unless and until the total amount of Losses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the breach of all representations and warranties, exceeds, in the aggregate, one percent (1%) of the Initial Purchase Price (the "Deductible"), and then only to the extent that such Losses exceed the Deductible, and (iii) in the aggregate not to exceed fifteen percent (15%) of the Initial Purchase Price (the "Cap").

        9.3 Survival of Representations and Warranties and Covenants.

        (a) The representations and warranties of Purchaser and Sellers contained in this Agreement shall survive the Closing solely for purposes of
Article IX and such representations and warranties shall terminate at the close of business on the date that is 12 months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.1-4.3, 4.7, 4.16(g), 4.16(h), 4.21, and Article V shall survive the Closing and remain in effect until the expiration of the statute of limitations for written contracts; (ii) the representations and warranties contained in Section
4.11 shall survive the Closing until 30 days after the expiration of the last day on which any Tax may be validly assessed by the Internal Revenue Service or any Governmental Body against a Company or any of its properties and (iii) the representations and warranties contained in Section 4.20 shall survive the Closing and remain in effect until the close of business on the date that is three years after the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice containing sufficient detail as to allow the claim to be evaluated (and including, to the extent reasonably possible, the amount of such claim) given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

        (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect until the expiration of the statute of limitations for written contracts.

9.4      General Indemnification Procedures.

        (a) In the event that any Legal Proceedings shall be instituted or any claim or demand ("Claim") shall be asserted or threatened by any Person in respect of which payment may be sought under Section 9.1 (regardless of the Deductible or the Cap referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall (i) identify specifically the basis under which indemnification is sought pursuant to Section 9.1, (ii) identify the provision(s) of this Agreement applicable to, and upon which such indemnification claim is based and the facts surrounding the alleged breach or noncompliance by the indemnifying part of such provision(s), to the extent then known, and (iii) enclose true and correct copies of any written document furnished to the indemnified party by the Person that instituted the Claim. The indemnified party shall thereafter provide the indemnifying party reasonable access to the books, records, properties and personnel of the indemnified party as it reasonably requests for the purpose of investigating such Claim. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice (which shall be reasonably acceptable to the indemnified party) and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party is obligated to or elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within 30 days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so and will conduct the defense, negotiation and settlement of such Claim in good faith, in a reasonable manner. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim; provided that if the indemnified party defends any Claim under such circumstances, the indemnified party shall not settle any Claim or make any admission of guilt or liability without the consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party assumes the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim, provided that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if so requested by the indemnifying party to participate; provided further that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. With respect to any claim involving (i) equitable relief restricting the operations of the Businesses, (ii) any criminal liability against Purchaser or any Company, or (iii) damages which would, together with damages awarded in any prior claims, exceed the Cap, or (iv) which would materially adversely affect the business or reputation of the indemnified party, the indemnifying party shall not settle any Claim or make any admission of guilt without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. The parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Whichever party defends against, negotiates, settles or otherwise deals with any Claim which relates to any Losses indemnified against hereunder, such party shall promptly supply to the other parties copies of all correspondence and documents relating to or in connection with such Claim and keep the other parties fully informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the other parties, on request, updates and summaries as to the status thereof).

        (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

        (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss or prejudice as a result of such failure.

        (d) Sellers shall not have any liability under this Article IX for any
Losses:

                (i) in respect of any fact, matter, event or circumstance to the extent that an accrual therefor has been made in computation of the Final Working Capital or such matter was specifically identified in the Unaudited Financial Statements (including the notes thereto); or

                (ii) to the extent that any Claim is attributable to, or such Claim is increased as a result of, any legislation not in force on the date hereof or to any change of Law, including any change in the interpretation or application of any Law, or any change in rates of Tax, which in each case is not in force on the date hereof.

                9.5 Tax Matters.


                (a) Tax Indemnification.

        (i) Sellers shall indemnify Purchaser and its Affiliates (including the Companies) and hold them harmless from all Losses arising in connection with (1) any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for any Taxes of or imposed upon the Companies for any Pre-Closing Tax Period, except to the extent reflected as a liability on Final Working Capital, (2) any liability for corporate income taxes, trade taxes and solidarity surcharges in connection with the sale of Sengewald Klinikprodukte GmbH & Co. KG (LP) and the sale of Kobusch-Sengewald GmbH & Co. KG, and (3) any breach of a representation set forth in Section 4.11 and any breach by Sellers of their obligations under this Agreement. Notwithstanding the foregoing, Sellers shall not indemnify and hold harmless Purchaser and its Affiliates (including the Companies) from any liability for (A) Taxes attributable to any action taken outside of the ordinary course of business on or after the Closing Date by Purchaser, any of its Affiliates (including the Companies), or any transferee of Purchaser or any of its Affiliates (other than any such action required by applicable Law or by this Agreement or pursuant to a legally binding commitment entered into by Sellers or the Companies made before the Closing) that directly increase the Tax liabilities of the Sellers or the Companies with respect to Pre-Closing Tax Periods (a "Purchaser Tax Act"), or
(B) Taxes attributable to a breach by Purchaser of its obligations under this Agreement.

        (ii) Purchaser shall, and shall cause the Companies to, indemnify Sellers and their Affiliates and hold them harmless from (1) all liability for Taxes of the Companies for any Post-Closing Tax Period, (2) all liability for Taxes accrued on the Final Working Capital Statements, and (3) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of its obligations under this Agreement.

        (iii) Liability for real estate transfer taxes, stamp duty and all other Transfer Taxes arising from the transactions will be determined under the applicable tax law governing such tax in each applicable taxing jurisdiction.

        (iv) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                        (1) the Taxes of the Companies allocable to the
                Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that (A) real property, personal property, and other Taxes calculated on a periodic basis, and (B) exemptions, allowances or deductions that are calculated on a periodic basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period; and

                        (2) notwithstanding anything to the contrary in the
                preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods in accordance with U.S. Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence; and

                        (3) the taxable period of any partnership or other
                pass-through entity in which any of the Companies hold a beneficial interest shall be deemed to terminate on the Closing Date.

        (b) Procedures Relating to Indemnification of Tax Claims.

        (i) If one party is responsible for the payment of Taxes pursuant to
Section 9.5(a) (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof.

        (ii) With respect to any Tax Claim, the Tax Indemnifying Party shall, at its own expense, assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that Sellers and Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim if such Tax Claim relates (A) to Taxes of a Company for a Straddle Period, or (B) to Taxes for which the Purchaser or the Companies are liable and any Seller or any of its Affiliates is also liable; provided, however, that the Tax Indemnified Party shall be entitled to participate in any Tax Claim the settlement of which could reasonably be expected to have an adverse effect on such Tax Indemnified Party. The Tax Indemnifying Party shall keep the Tax Indemnified Party informed of the progress of all Tax Claims and shall provide copies of all written communications with any Governmental Body related to such Tax Claims.

        (iii) The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party's request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

        (iv) In no case shall the Tax Indemnified Party, any Company or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent. Neither party shall settle a Tax Claim relating to Taxes of a Company for a Straddle Period without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. The Tax Indemnifying Party shall not settle a Tax Claim without the consent of the Tax Indemnified Party if such settlement could reasonably be expected to have an adverse effect on the Purchaser in a Post-Closing Tax Period. No such consent shall be necessary if the settlement of the Tax Claim reduces or limits, or has the effect of reducing or limiting, the use of any net operating losses, net capital losses or other Tax benefits that are attributable to any Pre-Closing Tax Period and that may be allocated to any of the Companies and such settlement would not otherwise have an adverse effect on Purchaser or the Companies.

        (c) Responsibility for Preparation and Filing of Tax Returns and Amendments.

        (i) For any taxable period of the Companies that includes (but does not end on) the Closing Date, Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that, with respect to such Tax Returns, (A) Sellers shall reimburse Purchaser for any amount owed by Sellers pursuant to Section 9.5(a)(i) and the last sentence of this paragraph, and (B) except to the extent reflected as an asset on Final Working Capital, Purchaser shall reimburse Sellers for any overpayment of Taxes (determined in accordance with Section 9.5(a)(iv)), including by reason of the payment of any estimated Taxes or otherwise, paid by Sellers to the extent such overpayment is not governed by Section 9.5(f). All such Tax Returns shall be prepared on a basis consistent with past practice, except as required by law. Purchaser shall furnish such Tax Returns to Sellers for their approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns, and Sellers shall remit to Purchasers the amount of Taxes that is the responsibility of Sellers with respect to such Tax Return at least three (3) days prior to such due date.

        (ii) For any Pre-Closing Tax Period, Sellers shall timely prepare and Purchaser or Sellers, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. All such Tax Returns shall be prepared on a basis consistent with past practice, except as required by law, and not in a manner designed to defer income to the period for which the Purchaser is liable or accelerate deductions into a period for which Seller is liable. Purchaser shall timely furnish tax workpapers to Sellers upon request in accordance with Sellers' past custom and practice. Taxes due with respect to such Tax Returns shall be the responsibility of Sellers and/or Purchaser as determined under Section 9.5(a). Any Tax Return to be filed by Purchaser or a Company shall be furnished by Sellers to Purchaser or the appropriate Company, as the case may be, for signature and filing at least twenty (20) days prior to the due date for filing such Tax Return and Purchaser or applicable Company, as the case may be, shall promptly sign and timely file any such Tax Return, unless
(x) such Tax Return reflects a position not previously taken on Tax Returns in prior taxable periods and such position could reasonably be expected to have an adverse effect on the Purchaser or the Companies in a taxable period beginning after the Closing Date, or (y) there is no reasonable basis for the Tax treatment of any material item reported on such Tax Return. Purchaser and Sellers agree to cause the Companies to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis.

        (iii) Sellers shall be responsible for filing any amended consolidated, combined or unitary Tax Returns with respect to which Pactiv is the parent of the consolidated, combined or unitary Tax group for any Pre-Closing Tax Period. For those jurisdictions in which separate Tax Returns are filed by the Companies, any amended Tax Returns shall be prepared by Sellers and furnished to Purchaser or the Companies, as the case may be, at least twenty (20) days prior to the due date for filing such amended Tax Returns, and Purchaser or applicable Company, as the case may be, shall promptly sign and timely file any such amended Tax Return, unless (x) such amended Tax Return could reasonably be expected to have an adverse effect on the Purchaser or the Companies in a taxable period (or portion thereof) beginning after the Closing Date, or (y) there is no reasonable basis for the Tax treatment of any material item reported on such amended Tax Return. All amended returns filed pursuant to this paragraph shall be prepared on a basis consistent with past practice, except as required by law.

        (d) Cooperation.

        (i) Each of Sellers, the Companies, and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

        (ii) Such cooperation shall include the retention and, at the time and place mutually agreed upon by the parties, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable Taxing Authority, and (ii) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information. Purchaser and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to each of the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention arrangements entered into with any Taxing Authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser, or Seller, as the case may be, shall allow the other party to take possession of such books and records at its sole cost and expense. Any information or explanation obtained pursuant to this Section 9.5(d)(ii) ------------------ shall be maintained in confidence, except (i) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding, (ii) to the extent the disclosing party provides written permission for such disclosure, or (iii) to the extent such information relates to the tax structure or tax treatment of the transactions contemplated by this Agreement.

        (e) Section 338(g). Purchaser shall not be permitted to make an election pursuant to Section 338(g) of the Code with respect to any Company that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

        (f) Refunds and Credits.

                (i) If Purchaser receives a refund or credit with respect to Taxes arising in the a Pre-Closing Tax Period, Purchaser shall pay within the 30 days following the receipt of such Tax refund, net of any Tax costs of the receipt of such refund, the amount of such Tax refund to Sellers, except to the extent that such refund or credit is reflected as an asset on Final Working Capital.

                (ii) If a Seller receives a Tax refund with respect to Taxes arising in any Post-Closing Tax period, within 30 days following the receipt of such Tax refund, such Seller will pay the amount of such Tax refund to Purchaser, net of any Tax costs of the receipt of such refund.

                (iii) Any refunds or credits of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Sellers and Purchaser in accordance with Section 9.5(a)(iii). Purchaser shall, at Sellers' reasonable request and at Sellers' expense, file for and obtain any refunds or credits, or cause the Companies to file for and obtain any refunds or credits, to which Sellers are entitled under this Section 9.5(e). Purchaser shall permit Sellers to control the prosecution of any such refund claim insofar as they relate to a Pre-Closing Tax Period.

                (iv) Purchaser shall cause each Company to elect, where permitted by applicable Law, to carry forward any Tax asset loss or credit arising in a Post-Closing Tax Period that would, absent such election, be carried back to a Pre-Closing Tax Period in which the Company was included in a consolidated, combined or unitary return with Sellers or their Affiliates other than the Companies.

                (v) To the extent that any Tax loss or credit of a Company arising in a Post-Closing Tax Period is required to be carried back under local tax law to a Pre-Closing Tax Period that was reflected in a consolidated, combined or unitary Tax Return that included a Company and Seller or their Affiliates (other than the Companies) , and such carryback results in a tax refund of Taxes arising in the Pre-Closing Tax Period such refund shall be for the benefit of Purchaser, provided, however that (a) such refund shall be for the benefit of Sellers to the extent of amounts previously paid by Sellers on account of Taxes pursuant to this Section 9.5 (net of amounts received by Sellers on account of Taxes pursuant to this Section 9.5) and (b) to the extent any such refund is received by Purchaser or its Affiliates, including any Company, such refund shall reduce the amount of any indemnity payment to be made by Sellers on account of Taxes pursuant to this Section 9.5.

                (vi) Any tax loss or credit arising in a Pre-Closing Tax Period will be available to the Seller to reduce any tax liability in the Pre-Closing Tax Period as a result of a tax audit or any other adjustment to the tax liability in the Pre-Closing Tax Period.

        9.6 Remedial Actions.

        (a) Indemnification Procedures.

        (i) Pactiv shall have the right, but not the obligation, to conduct and control the management of a Remedial Action subject to indemnification pursuant to this Article IX, at any Company Property. Pactiv must notify Purchaser, within 30 days of receipt of notice of Purchaser's claim for indemnification for such matter, that (i) Pactiv intends to undertake such responsibility, or (ii) that more information is needed from Purchaser before Pactiv can reasonably determine that Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within 30 days of receipt of such information, Pactiv shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pactiv that it will undertake a Remedial Action pursuant to this Section 9.6(a), Purchaser shall take only those actions necessary to comply with applicable Environmental Laws or address conditions that pose a threat to human health or the environment (unless additional actions are approved by Pactiv).

        (ii) In undertaking a Remedial Action pursuant to this Section 9.6, Pactiv shall retain a qualified independent and nationally or internationally recognized environmental consultant, which consultant shall be subject to Purchaser's approval (such approval not to be unreasonably delayed or withheld). Pactiv shall undertake such Remedial Action in a prompt and expeditious fashion and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Body that no further investigation or remediation is necessary under Environmental Laws with respect to the matter that is the subject of the indemnification claim or, provided no Governmental Body is required by applicable Environmental Laws to be involved in such matter, a good faith determination subject to Purchaser's approval (such approval not to be unreasonably delayed or withheld) from Pactiv's environmental consultant that no further investigation or remediation is required under Environmental Laws. Pactiv shall comply with all applicable Laws, including all applicable Environmental Laws, with respect to its performance pursuant to this
Section 9.6. Pactiv shall provide copies to Purchaser of all written notices, draft and final submissions, plans, and reports and shall give Purchaser a reasonable opportunity (at Purchaser's own expense) to comment in advance on any submissions Pactiv intends to deliver or submit to the appropriate Governmental Body prior to said submission. Pactiv shall indemnify and hold Purchaser harmless from and against any Losses caused by Pactiv in exercising its rights under this Section 9.6(a). Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to participate in or monitor the Remedial Action, including any field work undertaken by Pactiv, and Purchaser shall provide Pactiv with the results of all such monitoring. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pactiv's performance of the Remedial Action. Pactiv shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, of the conduct of operations at the affected Company. Purchaser shall allow Pactiv reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pactiv in the performance of the Remedial Action, including providing Pactiv with reasonable access to employees and documents as necessary.

        (iii) If Pactiv declines to undertake the performance of a Remedial Action as provided in Section 9.6(a), Purchaser shall be entitled to undertake the Remedial Action in a Commercially Reasonable Manner. Purchaser shall promptly provide copies to Pactiv of all notices, correspondence, draft and final reports, submissions, and work plans and shall give Pactiv a reasonable opportunity (at Pactiv's own expense) to comment on any submissions Purchaser intends to deliver or submit to any appropriate Governmental Body prior to said submission. Pactiv may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Pactiv shall provide to Purchaser the results of all such field work. Notwithstanding the above, Pactiv shall not take any actions that shall unreasonably interfere with Purchaser's performance of the Remedial Action. Pactiv's decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pactiv's obligation to indemnify Purchaser for said Remedial Action to the extent conducted in a Commercially Reasonable Manner.

        (iv) Pactiv's election to assume or not to assume control of the conduct of the management of a Remedial Action under this Section 9.6 shall not expand or diminish its indemnification obligations, if any, under Section 9.1 hereof with respect to the matter underlying such Remedial Action.

        (b) Limitation on Indemnification for Remedial Action. Pactiv shall be responsible for Losses incurred in connection with a Remedial Action only to the extent necessary to meet the most commercially reasonable standard required by applicable Environmental Law and consistent with the industrial/commercial use of the applicable Company Property as of the Closing Date (determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder), provided such standard is acceptable to the relevant Governmental Body making a claim for Remedial Action or with jurisdiction over such Remedial Action ("Commercially Reasonable Manner") (it being understood that, where applicable and appropriate, such Commercially Reasonable Manner shall include (x) obtaining (i) a covenant not to sue or a no further action letter or other release from a Governmental Body from an asserted violation of, or liability under, Environmental Laws, or (ii) a release by an unaffiliated third-party claimant, and/or (y) implementing risk-based remedies or remedial standards, institutional or engineering controls or deed restrictions on real property). Pactiv shall not be responsible for any Losses incurred in connection with a Remedial Action to the extent such Losses arise from or are exacerbated by negligent actions of Purchaser or Releases of Hazardous Materials after the Effective Time. Further, Pactiv shall not be responsible for Losses incurred in connection with a Remedial Action (xx) unless such Remedial Action is required (i) by any Order of a Governmental Body or any judgment in a Legal Proceeding (but excluding any such Order or judgment in any Legal Proceeding brought by an affiliate or successor-in-interest of Purchaser except to the extent any such Losses arising from such Order or judgment in a Legal Proceeding would independently satisfy one of the conditions in
(xx)(i)-(iv), (yy) or (zz) of this Section 9.6); (ii) to respond to a condition that presents a substantial and imminent endangerment to human health or the environment; (iii) to avoid the issuance of an Order that has been threatened by any Governmental Body; or (iv) to correct an on-going violation of Environmental Laws; or (yy) unless otherwise approved by Pactiv; or (zz) if such Remedial Action arises from or is caused by physically invasive tests or investigations of soil, groundwater or other environmental media unless such tests or investigations would satisfy the requirements of (xx) or (yy) above.

        9.7 Exclusive Remedies.

        (a) The respective remedies under Section 6.3(k) and Article IX of this Agreement are the parties' exclusive remedies under this Agreement and the Local Agreements, from and after the Closing Date, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or therein or based on the failure of any covenant, agreement or undertaking herein or therein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party hereunder or thereunder in such capacity on the basis of Law or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Seller Document or Purchaser Document and provided further that nothing in this Agreement shall be deemed to constitute a waiver of any claims for remedies with respect to fraud. The applicability of Article 7.17 of the Dutch Civil Code is hereby excluded.

        (b) Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not otherwise include (other than in respect of third-party Claims) incidental, consequential, indirect, special, punitive, exemplary or other similar damages.

        9.8 Adjustments for Insurance and Taxes. Any indemnification payable in accordance with this Article IX shall be net of any (i) amounts actually recovered (after deducting related costs and expenses) by the indemnified party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto, and (ii) Tax benefits actually realized by the indemnified party in respect to any Losses for which such indemnification payment is made. Each party agrees to use, and to cause the Companies to use, commercially reasonable efforts to obtain the benefits of any insurance coverage, warranty, or indemnity from any other party with respect to any matter that might give rise to a claim for indemnification hereunder. Any indemnification payable in accordance with this Article IX shall be increased on account of any Tax cost to the indemnified party in connection with the receipt of such indemnification. Tax benefits and Tax costs shall be determined based on positions taken by the Purchaser and the Companies on their Tax Returns. The indemnifying party shall pay the indemnified party if, and to the extent that, any such Tax benefit is finally determined not to have been realized by the indemnified party. Likewise, in calculating the applicability of the Deductible and the Cap, the Losses counted toward the Deductible and the Cap shall be reduced by any recoveries received from insurance to which the indemnifying party has access and any Tax benefits of the indemnified party attributable to such Losses.

        9.9 Treatment of Indemnity Payments. Sellers and Purchaser will treat all indemnification payments made in accordance with this Article IX by the parties as an adjustment to the Final Purchase Price.

        9.10 Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of any party hereto to mitigate any loss or damage which it may suffer in consequence of any breach by any other parties hereto of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Claim.

                                   ARTICLE X

                                   TERMINATION

        10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:


        (a) by either Sellers or Purchaser, if the Closing shall not have occurred on or prior to November 15, 2005; provided, that the terminating party is not in default of any of its obligations hereunder;

        (b) by mutual consent of Sellers and Purchaser; or

        (c) by either Sellers or Purchaser, if there shall be in effect a final non-appealable Order of a Government Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or inhibiting the consummation of the transactions contemplated hereby.

        10.2 Procedure Upon Termination. In the event Purchaser or Sellers, or both, elect to terminate this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase and sale of the Shares hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

        10.3 Effect of Termination. In the event this Agreement is validly terminated as provided herein, each of the parties shall be relieved of its duties and obligations arising under this Agreement on and after the date of such termination and such termination shall be without liability to Purchaser, the Companies or any Seller; provided, however, that the obligations of the parties set forth in Section 6.5 and Article XI of this Agreement and the Confidentiality Agreement shall survive any such termination and shall be enforceable hereunder; and provided, further, that nothing in this Section 10.3 shall relieve Purchaser or any Seller of any liability for a breach of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

        11.1 Certain Definitions.

                  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

                  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

                  "Agreement" has the meaning set forth in the first paragraph hereof.

                  "Ancillary Agreements" has the meaning set forth in Section 6.13.

                  "Audited Financial Statements" has the meaning set forth in
Section 2.1(b).

                  "Baldwin Schemes" has the meaning set forth in Section 6.3(h).

                  "Businesses" means, collectively, the businesses of all of the Companies, taken as a whole.

                  "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                  "Cap" has the meaning set forth in Section 9.2.

                  "Claim" has the meaning set forth in Section 9.4(a).

                  "Closing" has the meaning set forth in Section 3.1.

                  "Closing Date" has the meaning set forth in Section 3.1.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  Commercially Reasonable Manner" has the meaning set forth in
Section 9.6(b) hereof.

                  "Company" or "Companies" has the meanings set forth in the first recital hereof.

                  "Company Material Adverse Effect" means any occurrence, effect, circumstance or change that has a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Companies (taken as a whole) other than an effect resulting from an Excluded Matter or (b) the ability of the Sellers to consummate the transactions contemplated by this Agreement. "Excluded Matters" means any such occurrences, changes or effects resulting from or relating to one or more of the following:
(i) any change generally applicable to participants in any market in which the Companies conduct business, or the national or international economy, except to the extent such changes have a materially disproportionate impact on the Companies (taken as a whole), (ii) earthquakes, acts of war (whether or not declared), sabotage or terrorism, military actions or escalation thereof; or
(iii) any changes in the applicable Laws, regulations or accounting rules or interpretation thereof.

                  "Company Plans" shall have the meaning set forth in Section 4.16(a).

                  "Company Property" and "Company Properties" shall have the meaning set forth in Section 4.12(a).

                  "Company Technology and Intellectual Property" means all Technology and Intellectual Property which is used or held for use in connection with the Businesses as currently conducted.

                  "Confidentiality Agreement" means that certain Confidentiality Agreement, dated November 4, 2004, between Pactiv and Purchaser or an Affiliate of Purchaser.

                  "Contract" means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

                  "Current Assets" means combined current assets of the Businesses, determined in accordance with US GAAP and a basis consistent with the preparation of the Unaudited Financial Statements.

                  "Current Employees" means the Current U.S. Employees and the Current Non-U.S. Employees, and shall include the Transferred Employees. The term "Current Employee" means any of the Current Employees.

                  "Current Liabilities" means combined current liabilities of the Businesses, determined in accordance with US GAAP and a basis consistent with the preparation of the Unaudited Financial Statements.

                  "Current Non-U.S. Employee" means any individual who, as of the Effective Time (i) shall be (or in the case of clause (ii)(C) below is scheduled to become) an employee outside the United States of America of a Company and (ii) either (A) shall have been employed and at work on the Closing Date (or the day preceding the Closing Date, if the Closing Date is not a business day for any particular Company); (B) shall have been absent on the Closing Date (or such preceding date) because of illness of short-term or long-term disability (including parental leave), workers' compensation, vacation, parental or family leave, or other absence or leave of absence consistent with such Company's policies, practices and procedures in effect at the time such absence or leave of absence commenced; or (C) shall have received and accepted an offer of employment with the Businesses with a Company in the ordinary course of business on or prior to the Effective Time but shall have not yet commenced work as of the Closing Date (or such preceding date).

                  "Current U.S. Employee" means any individual who, as of the Effective Time (i) shall be (or in the case of clause (ii)(C) below is scheduled to become) an employee in the United States of America of a Company, and (ii) either (A) shall have been employed and at work on the Closing Date (or the day preceding the Closing Date, if the Closing Date is not a business day for any particular Company); (B) shall have been absent on the Closing Date (or such preceding date) because of illness or short-term or long-term disability (including parental leave), workers' compensation, vacation, parental or family leave, or other absence or leave of absence consistent with such Company's policies, practices and procedures in effect at the time such absence or leave of absence commenced; or (C) shall have received and accepted an offer of employment with the Businesses with a Company in the ordinary course of business on or prior to the Effective Time but shall have not yet commenced work as of the Closing Date (or such preceding date).

                  "Deductible" has the meaning set forth in Section 9.2.

                  "Disputed Item" has the meaning set forth in Section 2.3(b).

                  "EBITDA" means sales, less cost of sales, excluding depreciation and amortization, less selling, general and administrative cost.

                  "Effective Time" means close of business (Chicago time) on the Closing Date, provided, however, that the parties may agree upon a different time with respect to termination of tax years and similar tax matters to the extent permitted under applicable Law.

                  "EFP Baseline Working Capital" means (euro)42,034,971, as set forth on Schedule 2.3.

                  "Environmental Claim" means any written accusation, allegation, action, claim, demand, Legal Proceeding or Order from any Governmental Body, or any Person (other than a Company) against a Company alleging noncompliance with or potential liability under Environmental Laws.

                  "Environmental Law" means any applicable Law in effect as of the Closing relating to pollution, contamination, the Release of Hazardous Materials, the protection of the environment, or human health or safety.

                  "Environmental Permits" has the meaning set forth in Section 4.20.

                  "Environmental Reports" means the environmental reports listed on Schedule 11.1(a).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity that would be deemed a "single employer" with any Seller or any Company under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

                  "Facilities" means all Company Properties and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above any of the Company Properties.

                  "Final Purchase Price" has the meaning set forth in Section
2.2.

                  "Final Working Capital" means the final determination of Working Capital as of the Effective Time in accordance with Section 2.3.

                  "Financing Commitments" has the meaning set forth in Section 5.7.

                  "German Transfer Agreements" means the transfer agreements and notarial deeds with respect to the transfer of the shares or interests in Pactiv GmbH, Sengewald Klinikproduckte GmbH & Co. KG, Sengewald Klinikproduckte Verwaltungsgesellschaft mbH, Kobusch-Sengewald GmbH & Co. KG, and Kobusch-Folien Verwaltungsgesellschaft mbH.

                  "Governmental Approval" has the meaning set forth in Section 6.10.

                  "Governmental Body" means any supra-national body (including the European Commission), government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "GPP Baseline Working Capital" means $75,468,897, as set forth on Schedule 2.3.

                  "Hazardous Material" means any substance, material or waste, including special waste, that is characterized, classified or designated under any Environmental Law as hazardous, toxic, pollutant, contaminant, radioactive or words of similar meaning or effect, including petroleum and its by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, and pesticides.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" means without duplication (1) all obligations of the Companies for borrowed money or for the deferred purchase price of property or services (exclusive of deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business) and all obligations of the Companies evidenced by bonds, debentures, notes, letters of credit, overdrafts or other similar instruments; (2) all capitalized lease obligations of the Companies; (3) net liabilities of the Companies under all hedging obligations, interest rate protection agreements or swap arrangements; (4) factoring arrangements; (5) whether or not so included as liabilities in accordance with US GAAP, all Indebtedness of the types referred to in clauses (1) through (4) above (excluding prepaid interest thereon) secured by an encumbrance on property owned or being purchased by any Company (including Indebtedness arising under conditional sale or other title retention agreements), other than operating leases, whether or not such Indebtedness shall have been assumed by such Company or is limited in recourse; (6) all asset financing obligations of the Companies; and (7) any guarantee of the obligations of another person and any interest on and any premiums prepayment or termination fees, expenses or breakage costs due upon prepayment of, in each case, any of the foregoing.

                  "Initial Purchase Price" has the meaning set forth in Section 2.1.

                  "Intellectual Property" means all rights under patent, copyright, trademark, mask work, domain name, trade name, design right or trade secret Law or any other statutory provision or common law doctrine and all licenses, sublicenses, agreements, or permissions related to any of the foregoing.

                  "Knowledge of Purchaser" means the actual knowledge of the individuals listed on Schedule 11.1(b) hereto.

                  "Knowledge of Sellers" means the actual knowledge of the individuals listed on Schedule 11.1(c).

                  "Lake Forest Lease" has the meaning set forth in Section 6.13.

                  "Latest Balance Sheets" has the meaning set forth in Section 4.8.

                  "Latest Balance Sheet Date" has the meaning set forth in
Section 4.8.

                  "Law" means any supra-national (including the European Union), federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legally binding directive, requirement, decision or Order.

                  "Leased Properties" has the meaning set forth in Section 4.12(a).

                  "Legal Proceeding" means any judicial, civil, criminal, administrative or arbitral actions, suits, proceedings (public or private), claims, governmental proceedings, investigations or information requests.

                  "Liabilities" has the meaning set forth in Section 4.9 hereof.

                  "Lien" means any lien, charge, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, assignment, hypothecation, title retention or transfer restriction under any shareholder or similar agreement.

                  "Local Agreement" means an agreement or deed relating to the sale and/or transfer by Sellers to Purchaser of the Shares for a particular Company, including the German Transfer Agreements, in a form to be agreed between the Sellers and Purchaser.

                  "Losses" means any and all losses, claims, expenses, damages, judgments, settlements entered into in accordance with Article IX, debts, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' and consultants' fees and expenses and costs of Remedial Action), and subject to Section 9.7(b) hereof. Losses shall not include, and Seller shall have no liability for, the capital, operation and maintenance costs incurred by Purchaser and/or the Companies to continue to operate any Facility that, as of the Closing Date, was being operated in compliance with Law.

                  "Material Contracts" has the meaning set forth in Section
4.15.

                  "Multiemployer Plan" has the meaning set forth in Section 4.16(g).

                  "Non-U.S. Plans" has the meaning set forth in Section 4.16(a).

                  "Objection Notice" has the meaning set forth in Section
2.3(b).

                  "Order" means any order, injunction, judgment, decree, ruling, writ, assessment, decision or arbitration award.

                  "Owned Property" and "Owned Properties" have the meanings set forth in Section 4.12(a).

                  "Pactiv UK Schemes" has the meaning set forth in Section
6.3(h).

                  "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

                  "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any policies of title insurance made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered;
(iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (v) liens that arise by operation of Law, including liens in favor of banks or other financial institutions over accounts held; (vi) restrictions on transfer arising under securities laws or so-called "blocking rights" under a Company's organizational documents; and (vii) such other imperfections in title, charges, easements, restrictions, and encumbrances which do not materially interfere with the present use of any Company Property subject thereto or affected thereby, or for which a title insurer agrees to provide title insurance coverage.

                  "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including any Governmental Body).

                  "Post-Closing Tax Period" means, with respect to the Companies, any Tax period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

                  "Pre-Closing Tax Period" means, with respect to the Companies, any Tax period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

                  "Property Taxes" means all Taxes assessed on the real, personal or intangible property of the Companies.

                  "Purchaser" has the meaning set forth in the first paragraph hereof.

                  "Purchaser Documents" has the meaning set forth in Section
5.2.

                  "Purchaser Tax Act" has the meaning set forth in Section 9.5(a)(i).

                  "Real Property Leases" has the meaning set forth in Section 4.12(a).

                  "Reference Rate" means the rate of interest announced publicly by Citibank, N.A., as its "reference rate" on the Closing Date.

                  "Release" means any spilling, leaking, pumping, pouting, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials) or as otherwise defined under Environmental Laws.

                  "Remedial Action" means action required under Environmental Law to (i) comply with Environmental Laws or (ii) clean up soil, surface water or groundwater in response to a Release of Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. "Remedial Action" also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Body; or defending claims brought by any Governmental Body or any other Person, whether such claims are equitable or legal in nature, relating to non-compliance with Environmental Law or the cleanup of the environment, including soil, surface water, ground water, and sediments in response to a Release of Hazardous Substances or Hazardous Materials and associated actions.

                  "Seller" and "Sellers" have the meaning set forth in the first paragraph hereof.

                  "Seller Documents" has the meaning set forth in Section 4.2.

                  "Seller Marks" has the meaning set forth in Section 6.7.

                  "Shares" has the meaning set forth in the first recital hereof.

                  "Tax Claim" has the meaning set forth in Section 9.5(b)(i).

                  "Tax Indemnified Party" has the meaning set forth in Section 9.5(b)(i).

                  "Tax Indemnifying Party" has the meaning set forth in Section 9.5(b)(i).

                  "Tax Return" means all returns, declarations, reports, estimates, information returns, registrations, elections, clearance applications and statements required to be filed in respect of any Taxes.

                  "Taxes" means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp duty, stamp duty reserve, stamp duty land, occupation, property, abandoned property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) "Tax" shall include any liability for Taxes of any other Person in respect of any items described in clauses (i) and/or (ii) by contract, as a transferee or successor to another Person, under U.S. Treasury Reg. Section 1.1502-6 or analogous state, local or foreign provisions or otherwise.

                  "Taxing Authority" means any person, court, tribunal, authority or institution in any part of the world competent to impose, collect or administer any Taxes or make any decision or ruling on any matter relating to Taxes.

                  "Technology" means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

                  "Transferred Employees" means those employees of Pactiv or an Affiliate of Pactiv listed on Schedule 6.3(b) who will be offered employment by Purchaser or an Affiliate of Purchaser (which may be a Company) at Closing in accordance with Section 6.3(b).

                  "Transfer Taxes" means all sales, use, transfer, intangible, recordation, registration, value added, documentary stamp, stamp duty, stamp duty reserve, stamp duty land or similar Taxes or charges, of any nature whatsoever.

                  "Transition Services Agreement" has the meaning set forth in
Section 6.13.

                  "UK Food Service Supply Agreement" has the meaning set forth in Section 6.13.

                  "Unaudited Financial Statements" has the meaning set forth in
Section 4.8.

                  "Unrelated Accounting Firm" has the meaning set forth in
Section 2.3(d).

                  "U.S. Employee" means any (i) Current U.S. Employee, (ii) any former employee of the Businesses in the United States of America, and (iii) any consultant, independent contractor or agent who performs services for the Businesses in the United States.

                  "US GAAP" has the meaning set forth in Section 4.8.

                  "VAT" means within the European Community such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/388/EEC and outside the European Community any Taxation levied by reference to added value or sales of goods or services.

                  "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                  "Working Capital" has the meaning set forth in Section 2.3(a).

                  "Working Capital Adjustment" has the meaning set forth in
Section 2.2.

        11.2 Other Terms. Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

        11.3 Interpretation; Absence of Presumption.

        (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith," and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Annex and Schedule references are to the Articles, Sections, paragraphs, Annexes and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days, (vii) "dollars," "Dollars" or "$" means United States dollars, (viii) measures based on dollar amounts with respect to matters measured in currencies other than dollars shall be converted from local currency to dollars at the exchange rate published in The Wall Street Journal on the applicable date, (ix) "cash" means dollars in immediately available funds and (x) "party" mean a party to this Agreement and its assignees (if any) and any successor.

        (b) This Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting or causing any instrument to be drafted.

        11.4 Expenses. Except as otherwise provided in this Agreement, Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, documents and instruments contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

        11.5 Further Assurances. Sellers and Purchaser shall execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. From time to time after the Closing on request of Purchaser, the Sellers, without further consideration, shall cooperate with Purchaser and shall execute, acknowledge and deliver, such further deeds, assignments, transfers, conveyances, powers of attorney and other documents and take such other actions and give such assurances as may be reasonably required to convey to and vest in the Companies all right, title and interest in all of the assets, rights, properties and interests necessary to conduct the Businesses.

        11.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of the State of New York regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

        11.7 Submission to Jurisdiction; Consent to Service of Process.


        (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York, City of New York, Borough of Manhattan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        (b) Unless local Law requires otherwise, each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.11.

        (c) EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

        11.8 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement, the Local Agreements and any side letter agreements executed contemporaneously with this Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter and can be amended, supplemented or changed, and any provision hereof can be waived (except that this Agreement and any transfer deed, notarial deed, or similar document at transfer may not be dissolved after Closing), only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event of any conflict among this Agreement, the Confidentiality Agreement and the Local Agreements, this Agreement shall prevail over the Local Agreements and the Confidentiality Agreement, and the Local Agreements shall prevail over the Confidentiality Agreement.

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

        11.9 Incorporation of Exhibits and Schedules. The Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any information disclosed on any Schedule hereto shall be deemed disclosed for all other Schedules hereto, and any matter disclosed in any section of a Schedule shall be deemed disclosed in each section of such Schedule if, in each case, it is reasonably apparent from the information disclosed that another schedule is also applicable, regardless of whether a specific cross-reference is made.

        11.10 Table of Contents and Headings. The table of contents and section and paragraph headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        11.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, or
(ii) mailed by certified or registered mail, return receipt requested, (iii) sent by a other nationally recognized express carrier, fee prepaid to the parties, or (iv) by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision). Notices shall be effective upon delivery, in the case of clause (i), upon mailing or sending, in the case of clause (ii) or (iii), or upon confirmation by the recipient of receipt, in the case of clause (iv).


                                    If to any Seller:

                                    Pactiv Corporation
                                    1900 West Field Court
                                    Lake Forest, Illinois 60045
                                    Facsimile:  847-482-4870
                                    Attn:  Vice-President/Treasurer

                                    with a copy to:

                                    Pactiv Corporation
                                    1900 West Field Court
                                    Lake Forest, Illinois 60095
                                    Facsimile:  847-982-4589
                                    Attn:  General Counsel

                                    and with a copy to:

                                    Mayer, Brown, Rowe & Maw LLP
                                    190 South LaSalle Street
                                    Chicago, Illinois  60603
                                    Attn:  Joseph E. Doyle
                                    Facsimile:  312-706-8355

                                    If to Purchaser, to:

                                    PFP Holding II Corporation
                                    c/o AEA Investors LLC
                                    Park Avenue Tower
                                    65 East 55th Street
                                    New York, New York 10022
                                    Telephone:  (212) 644-5900
                                    Facsimile:  (212) 702-0518
                                    Attn:  General Counsel

                                    with a copy to:

                                    Fried, Frank, Harris, Shriver &
                                    Jacobson LLP
                                    One New York Plaza
                                    New York, New York 10004
                                    Telephone:  (212) 859-8000
                                    Facsimile:  (212) 859-4000
                                    Attn:  Christopher Ewan, Esq.

        11.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

        11.13 Binding Effect; No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement, including any Current Employee or former employees of the Companies or of the Sellers and the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded. No assignment of the Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided however that Purchaser may (i) assign any or all of its rights hereunder to one or more affiliates or designees (provided that Purchaser shall remain liable for all of its obligations hereunder) and (ii) may assign this Agreement as collateral to its sources of financing. Upon any such permitted assignment or designation, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. No assignment of this Agreement or any rights or obligations hereunder shall increase the liability of the Sellers under this Agreement.

        11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.15 This Agreement and English Language to Prevail. In the event of any conflict between this Agreement and any Local Agreement or other document executed in connection with the transactions contemplated hereby, the terms of this Agreement shall prevail. If the text of any documents is written in, or translated into, a language other than English, the English text shall prevail if there are inconsistencies between the two versions, and the parties agree that they will, and if they will advise their Affiliates, to draw the provisions of this Section 11.15 to the attention of any relevant court, tribunal, arbitrator or expert.

11.16 Guarantee. Pactiv hereby irrevocably and unconditionally guarantees to Purchaser that Sellers shall pay and perform as required hereby, each and every one of their respective covenants, agreements and obligations contained in this Agreement and the Seller Documents. This guarantee (i) is an absolute, unconditional, present and continuing guarantee of payment and performance and not of collectibility, (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency, and (iii) shall not be affected in any way by any time or indulgence granted to any Seller or any variation, compromise or release of any underlying obligation.

                               [Signatures Follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PFP HOLDING II CORPORATION:


By:      /s/ Thomas J. Pryma
   ------------------------------
Name:  Thomas J. Pryma
Title:   President

SELLERS:

PACTIV CORPORATION                            PACTIV EUROPE B.V.


By:/s/   Richard L. Wambold                    By: /s/ Peter Lewis
   -------------------------------------          ----------------------------
Name:    Richard L. Wambold                    Name:    Peter Lewis
Title: Chairman and Chief Executive Officer    Title:   Director

J&W BALDWIN HOLDINGS LTD.                     PACTIV DEUTSCHLAND HOLDINGS GMBH

By:  /s/ Peter Lewis                           By:  /s/ Peter Lewis
   -------------------------------------       -----------------------------
Name:    Peter Lewis                           Name:    Peter Lewis
Title:   Director                              Title:   Director

PACTIV INTERNATIONAL HOLDINGS, INC.            PACTIV MEXICO S DE RL DE CV


By:  /s/ James D. Morris                       By: /s/ James D. Morris
    ------------------------------------       -------------------------------
Name:    James D. Morris                       Name:  James D. Morris
Title:   Director                              Title:   Attorney-in-fact

798795 ONTARIO LIMITED                         PACTIV GERMAN HOLDINGS, INC.


By: /s/ James D. Morris                        By: /s/ James D. Morris
   -------------------------------------       -------------------------------
Name:    James D. Morris                       Name:    James D. Morris
Title:   Attorney-in-fact                      Title:   Director

KOBUSCH FOLIEN VERWALTUNGS GMBH


By: /s/ Peter Lewis
---------------------------------------
Name:  Peter Lewis
Title:   Director

                                                      ANNEX A
                                            TO STOCK PURCHASE AGREEMENT


                                                OWNERSHIP OF SHARES

                                                     Companies




----------------------- -------------------- -------------------------- ----------------- -----------------------------
                                                                           Issued and        Stockholder; Number of
                          Jurisdiction of           Authorized            Outstanding             Shares Held
       Company             Authorization     Shares/Registered Capital       Shares
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Wellenfoam NV           Belgium              1,250 shares               1250              Pactiv - 1,249
                                                                                          International - 1
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv NV               Belgium              73,103 shares /            73,103            Pactiv - 99.61%
                                             EUR 16,368,827.86                            International - 0.02%
                                                                                          Publicly Held - 0.37%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv Hexacomb SA      Spain                EUR 2,604,023              1,101,023         Pactiv - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv SAS              France               70,000 shares/             70,000            Pactiv - 100%
                                             EUR 1,067,143
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Prvni obalova spol sro  Czech Republic       CZK 106,000                106               Pactiv - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv Hungary          Hungary              100,000,000                6,300             International - 97%
                                             HUF                                          Pactiv - 3%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv SpA              Italy                6,000,000 shares           6,000,000         Pactiv - 98%
                                             /EUR 3,120,000                               International - 2%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv GmbH             Germany              N/A                        3,000             Pactiv - 99.97%
                                                                                          Pactiv NV - 0.03%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv SpZoo            Poland               N/A                        16,000,000        Pactiv - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv Protective       United States        125,000 shares (100,000    100,000 common    Pactiv - 100%
Packaging Inc.                               common shares; 25,000      shares/
                                             preferred shares) /        15,498.64
                                             $125,000                   preferred shares
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Hexacomb Corporation    United States        2,000,000 shares           1,211,111         Pactiv - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Empaques Pactiv SA de   Mexico               1,807,550 shares /         1,807,550         International - 99.99%
CV                                           18,075,500 pesos                             Pactiv Mexico S de RL de
                                                                                          CV  - 0.01%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Astro-Valcour Ltd.      Canada               Unlimited                  1,322,916         Ontario - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv BV               Netherlands          900 shares / EUR 90,000       180            Pactiv Europe - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv Jiffy Limited    United Kingdom       3,000,000 shares /         2,780,000         Baldwin - 100%
                                             (pound) 3,000,000
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Ambassador Packaging    United Kingdom       5,540,000 shares /         5,540,000         Baldwin - 100%
Limited                                      (pound) 5,540,000
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Grainger Smith Limited  United Kingdom       139,040 shares (75,040     50,580 shares     Ambassador Packaging
                                             ordinary shares; 4,000     (30,040           Limited - 100%
                                             1% non-cumulative          ordinary
                                             preference shares;         shares; 4,000
                                             60,000 preferred           1%
                                             ordinary shares)           non-cumulative
                                             /(pound) 139,040           preference
                                                                        shares; 16,540
                                                                        preferred
                                                                        ordinary shares)
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Kobusch Packaging       Egypt                57,000,000 EGP             N/A               Pactiv - 99.75%
Egypt Ltd.                                                                                Kobusch Folien - 0.25%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Sengewald               Germany              DM8,333,333, whereof       N/A               PGH. - 94%
Klinikprodukte GmbH &                        limited capital                              Pactiv Deutschland - 6%
Co. KG (LP)                                  contribution
                                             (Kommandit-kapital) as
                                             limited partner;
                                             DM500,000
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Sengewald               Germany              EUR 25,000                 N/A               Pactiv Deutschland - 100%
Klinikprodukte
Verwaltungsge-sellschaft
mbH (GP)
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Kobusch-Sengewald       Germany              Limited capital            N/A               Pactiv Deutschland - 100%
GmbH & Co. KG (LP)                           contribution
                                             (Kommandit-kapital) as
                                             limited partner; EUR
                                             5,951,539
                                             Voluntary capital
                                             contribution
                                             (Freiwillige Einlage)
                                             EUR 13,383,630
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Kobusch-Folien          Germany              EUR 25,000                 N/A               Pactiv Deutschland --100%
Verwaltungsge-sellschaft
mbH (GP)
----------------------- -------------------- -------------------------- ----------------- -----------------------------
MSP Schmeiser GmbH      Germany              DM100,000                  100,000           Sengewald Klinikprodukte
                                                                                          GmbH & Co. KG - 100%
----------------------- -------------------- -------------------------- ----------------- -----------------------------
Pactiv (UK) Limited     United Kingdom       5,001,500 shares /         5,000,750         Baldwin - 100%
                                             (pound) 5,001,500
----------------------- -------------------- -------------------------- ----------------- -----------------------------

                                     ANNEX B

                      TERMS OF TRADEMARK LICENSE AGREEMENT

                                     ANNEX C

                     TERMS OF TRANSITION SERVICES AGREEMENT

                                     ANNEX D

                           TERMS OF LAKE FOREST LEASE

                                     ANNEX E

                    TERMS OF UK FOOD SERVICE SUPPLY AGREEMENT

                                     ANNEX F

                      TERMS OF SHARED I/P LICENSE AGREEMENT

                                     ANNEX G

                         TERMS OF NON-COMPETE AGREEMENT

                                       6